Exhibit 10.103
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
Execution Copy
RESTATED AGREEMENT
between
GEN-PROBE INCORPORATED
and
NOVARTIS VACCINES AND DIAGNOSTICS, INC.
Dated as of July 24, 2009

RESTATED AGREEMENT
     THIS RESTATED AGREEMENT (the “Agreement”), dated as of July 24, 2009 (the “Effective Date”), is entered into between GEN-PROBE INCORPORATED, a Delaware corporation (“Gen-Probe”), having a place of business at 10210 Genetic Center Drive, San Diego, California 92121, and NOVARTIS VACCINES AND DIAGNOSTICS, INC., a Delaware corporation (“Novartis”), having a place of business at 4560 Horton Street, Emeryville, California 94608.
RECITALS
     WHEREAS, Gen-Probe owns or has rights in certain patent rights, other intellectual property rights and technology regarding in vitro diagnostic assays based on or utilizing transcription mediated amplification and regarding certain instruments to conduct such assays.
     WHEREAS, Novartis owns or has rights in certain patent rights, other intellectual property rights and technology regarding hepatitis C virus and type 1 human immunodeficiency virus and the detection thereof.
     WHEREAS, Gen-Probe has developed certain assays and instruments, which utilize inter alia such Gen-Probe patent rights, other intellectual property rights and technology which Novartis wishes to distribute and sell, for use in the blood screening field, on the terms and subject to the conditions of this Agreement.
     WHEREAS, Novartis was formerly Chiron Corporation, and Gen-Probe and Chiron Corporation previously entered into that certain Agreement dated June 11, 1998, relating to the development, manufacture, marketing and distribution of products in the blood screening and clinical diagnostic fields, as amended, supplemented, and modified by various written agreements between Gen-Probe and Chiron Corporation or Novartis, as applicable (collectively, as so amended, supplemented, and modified, the “1998 Agreement”). Novartis succeeded Chiron Corporation as a party to the 1998 Agreement and, accordingly, all references in the 1998 Agreement to “Chiron” shall be interpreted to refer to Novartis.
     WHEREAS, subsequent to the execution of the 1998 Agreement, Chiron Corporation, succeeded by Novartis, assigned its rights and obligations under the 1998 Agreement with respect to Clinical Diagnostic Assays, Clinical Diagnostic Instruments, and the Clinical Diagnostic Field (as such terms are defined in the 1998 Agreement) to Chiron Diagnostics Corporation, which was subsequently acquired by Bayer Corporation. Chiron Corporation, succeeded by Novartis, retained all rights and obligations under the 1998 Agreement with respect to Blood Screening Assays, Blood Screening Instruments and the Blood Screening Field (as such terms are defined in the 1998 Agreement).
     WHEREAS, in connection with recent discussions between the parties and in accordance with that certain Amendment No. 11 to the 1998 Agreement dated as of January 1, 2009, the parties now desire to restate and clarify their agreement as of the Effective Date, solely with respect to the Blood Screening Field (as defined in the 1998 Agreement), as provided herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties hereby agree as set forth herein:
ARTICLE 1
DEFINITIONS
     For purposes of this Agreement, the terms defined in this ARTICLE 1 shall have the respective meanings set forth below:
     1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person (or such lesser percentage as is the maximum percentage permitted under applicable law for foreign ownership where control is exercised by contract or otherwise), or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.
     1.2 “Ancillary Product” means an item that is necessary for the use of Blood Screening Assays with Blood Screening Instruments and that is sold by Gen-Probe to Novartis for resale by Novartis for use with a Blood Screening Assay or a Blood Screening Instrument.
     1.3 “Applicable Purchase Price” shall mean, with respect to any Blood Screening Assay on a per unit basis, the following price:
          1.3.1 With respect to each HCV Blood Screening Assay, an amount equal to the sum of:
               (a) Fifty percent (50%) of Gen-Probe’s Manufacturing Cost of such HCV Blood Screening Assay, plus
               (b) The percentage specified below for the calendar year in which such HCV Blood Screening Assay is sold, multiplied by the Net Sales of such HCV Blood Screening Assay for the applicable period pursuant to Section 6.1.1.

Calendar Year	Applicable Percentage
2009	44%
2010	46%
2011	46%
2012	47%

Calendar Year	Applicable Percentage
2013	47%
2014	48%
2015 and all subsequent years during the Blood Screening Term	50%
          1.3.2 With respect to each Non-HCV Blood Screening Assay, an amount equal to the sum of:
               (a) Fifty percent (50%) of Gen-Probe’s Manufacturing Cost of such Non-HCV Blood Screening Assay, plus
               (b) Fifty percent (50%) of Net Sales of such Non-HCV Blood Screening Assay for the applicable period pursuant to Section 6.1.1.
          provided, however, that the percentage referred to in (b) above shall be adjusted to reflect the value of patent rights contributed by either party covering the marker which is the subject of any such Non-HCV Blood Screening Assay approved by the parties for development following the Effective Date, with the amount of the adjustment determined by the Supervisory Board pursuant to ARTICLE 4, based on the value of such patent rights and the degree of exclusivity which is provided for the Non-HCV Blood Screening Assay; and
          provided, further, that the Supervisory Board may modify the allowable deductions from Net Sales for Non-HCV Blood Screening Assays approved by the parties for development following the Effective Date.
          1.3.3 Notwithstanding any other provision of this Agreement, except as agreed to otherwise in writing by the parties, the Applicable Purchase Price for any Blood Screening Assay shall not be less than Gen-Probe’s Manufacturing Cost for such Assay.
     1.4 “Blood Screening Assays” shall mean, collectively, all blood screening assays developed or commercialized under this Agreement, including both HCV Blood Screening Assays and Non-HCV Blood Screening Assays.
     1.5 “Blood Screening Field” shall mean the nucleic acid probe based testing of human blood, plasma or other blood products intended for direct transfusion or other administration to humans.
     1.6 “Blood Screening Instruments” shall mean the Tigris Instrument, the ESAS Instrument, the ESAS2 Instrument, the reagent preparation incubator, and the Panther Instrument for use in the Blood Screening Field, and any modifications and any such other instrument(s) for use in the Blood Screening Field as are developed by Gen-Probe after the Effective Date and offered to and accepted by Novartis (all pursuant to Section 3.1 below).

     1.7 “Blood Screening Term” shall mean the period commencing on the Effective Date and expiring on June 30, 2025, subject to earlier termination pursuant to and in accordance with the provisions of this Agreement.
     1.8 “CBER” shall mean the Center for Biologics Evaluation and Research.
     1.9 “Change in Control” shall mean, with respect to a party, (a) the acquisition of such party by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of such party); (b) the sale, transfer or other disposition of all or substantially all of the assets of such party (including without limitation all of its assets relating to this Agreement); or (c) the sale of all or substantially all of the capital stock of such party; unless in each of clauses (a) through (c) above, such party’s stockholders of record immediately prior to such acquisition or sale hold (by virtue of the securities issued in consideration for such party’s acquisition or sale or otherwise) greater than fifty percent (50%) of the total voting power of the surviving or acquiring entity.
     1.10 “Clinical Diagnostic Field” shall mean the nucleic acid probe based testing of samples taken from a human patient for the purpose of detecting, identifying or quantifying, or testing for drug susceptibility of, hepatitis virus, other viral organisms, or cancer (including markers of early disease stages), for the purpose of research, diagnosis or medical care; provided, however, that the Clinical Diagnostic Field shall exclude the Blood Screening Field. For purposes of clarity and to avoid uncertainty, the Clinical Diagnostic Field shall exclude testing for genetic predisposition to disease. For purposes of clarity and to avoid uncertainty, the Clinical Diagnostic Field shall include the use in connection with the testing described above of standards and controls which are not taken from a human patient.
     1.11 “Commercially Reasonable Efforts” shall mean:
          1.11.1 With respect to a party’s efforts under this Agreement to develop, manufacture (or have manufactured), supply, promote, market, or sell a Product, that level of effort devoted by such party to develop, manufacture (or have manufactured), supply, promote, market or sell products of similar market size and market character, and in the absence of/without consideration of revenue from any licensee (other than the other party) of such party’s intellectual property rights (i.e., the Gen-Probe IP Rights or the Novartis IP Rights, as applicable).
          1.11.2 In all other instances that level of effort which would be devoted by an independent entity reasonably seeking to pursue its own business efforts in light of all relevant circumstances.
     1.12 “Competitive Probe Assay” shall have the meaning given to such term in Section 8.1.1(b)(ii).
     1.13 “Component Instruments” shall mean, as of the Effective Date, the ESAS Instruments and the reagent preparation incubator.

     1.14 “Confidential Information” shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, compilations, data, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records, and reports), which is (i) not generally known and (ii) disclosed by such party to the other party pursuant to and in accordance with the terms of ARTICLE 7 of this Agreement.
     Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without access to or use of such information disclosed by the disclosing party to the other party.
     1.15 “Customer” shall mean the Third Party to whom Products are sold, transferred or otherwise conveyed by Novartis or its Affiliates.
     1.16 “Development Costs” shall mean, with respect to any Product, the fully-burdened cost to a party of conducting the research and development (including clinical trials and regulatory submissions) of such Product, including the cost of materials, direct labor and overhead, all as determined in accordance with such party’s standard accounting practices for other products researched and developed by such party pursuant to and in accordance with the applicable Development Program (including the applicable budget).
     1.17 “Development Program” shall mean, with respect to each Blood Screening Assay or Blood Screening Instrument developed pursuant to this Agreement, the product development program as described in ARTICLE 3 below to develop such Blood Screening Assay or Blood Screening Instrument.
     1.18 “ESAS Instrument” shall mean the Enhanced Semi-Automated System developed by Gen-Probe, and related software and appropriate repair parts, for DNA/RNA amplified assay processing incorporating a separate magnetic wash station and a chemiluminescent detection system (Leader HC) required to perform the following steps: (a) magnetic separation of the captured target RNA/DNA, (b) washing and aspiration of the captured target RNA/DNA, and (c) chemiluminescent detection steps needed to support Gen-Probe’s patented Hybridization Protection Assay (HPA) and TMA Assay processes and associated reagent product lines. For purposes of this Agreement, “ESAS Instrument” does not include Tecan automated pipetting stations such as the Genesis or EVO instrument.

     1.19 “ESAS 2 Instrument” shall mean the instrument developed pursuant to the Modified Blood Screening Instrument — eSAS 2 Addendum, dated January 1, 2002, under the 1998 Agreement. As of the Effective Date, the eSAS 2 Instrument consists of the ESAS Instrument plus the front-end pipettor (FEP) and/or the reagent addition station (RAS).
     1.20 “FDA” shall mean the United States Food and Drug Administration, or the successor thereto.
     1.21 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product in the United States, for use by a Third Party, after FDA license approval or clearance of such Product (and without considering product transfers made pursuant to an Investigational New Drug application).
     1.22 “Forecast” shall mean the twelve-month rolling forecast of Novartis’s estimated purchase requirements of Blood Screening Assays or the fifteen-month rolling forecast of Novartis’s estimated purchase requirements of Blood Screening Instruments, as applicable, over the period covered by the forecast, as set forth in Sections 5.3.1 and 5.4.1 of the Agreement, respectively set forth on a product-by-product basis.
     1.23 “Gen-Probe Copyrights” shall mean all rights under the copyright laws of any jurisdiction in the world, together with all rights commonly referred to as “moral rights,” in and to the Blood Screening Instruments in which Gen-Probe has an ownership or other licensable interest during the Blood Screening Term; all to the extent and only to the extent that Gen-Probe has the right to grant licenses, immunities or other rights thereunder.
     1.24 “Gen-Probe IP Rights” shall mean, collectively, the Gen-Probe Copyrights, Gen-Probe Know-How and Gen-Probe Patent Rights.
     1.25 “Gen-Probe Know-How” shall mean all information of any type whatsoever (including without limitation, formulae, procedures, protocols, techniques, data and results of experimentation and testing), which is Confidential Information of Gen-Probe and which (i) relates to the Gen-Probe Patent Rights and which is necessary to exploit the Gen-Probe Patent Rights for use in the Blood Screening Field or (ii) is disclosed by Gen-Probe pursuant to ARTICLE 7, all to the extent and only to the extent that Gen-Probe has the right to grant licenses, immunities or other rights thereunder.
     1.26 “Gen-Probe Marks” shall mean those trademarks owned by or licensed to Gen-Probe (other than pursuant to this Agreement) which are used to market any Product in accordance with the provisions of this Agreement.
     1.27 “Gen-Probe Patent Rights” shall mean (a) all the patents and patent applications which cover nucleic acid probe assays and instrument technologies, to the extent necessary for use in the Blood Screening Assays or Blood Screening Instruments, but only to the extent in each case (i) of the design of the Products as of the Effective Date and (ii) that Gen-Probe has an ownership or other licensable interest therein; (b) such other Gen-Probe patent rights which claim markers or their uses as may become subject to this Agreement pursuant to the terms hereof with respect to Blood Screening Assays developed hereunder, (c) all other patents and patent applications which cover nucleic acid probe assays and instrument technologies, to the extent necessary for use in the Blood Screening Assays or Blood Screening Instruments but only to the extent in each case of the design of the Products as of the Effective Date and any future modifications to any such designs and/or any new Products approved for development by Gen-Probe after the Effective Date (subject to Section 6.2); (d) such Gen-Probe patent rights with respect to any future modifications to any Blood Screening Instrument as become subject to this Agreement pursuant to Section 3.1, and such Gen-Probe patent rights with respect to any future Blood Screening Instrument as are developed by Gen-Probe after the Effective Date and offered to and accepted by Novartis (all pursuant to Section 3.1); or (e) such other Gen-Probe patent rights which become subject to this Agreement pursuant to ARTICLE 8; (f) all patents that have issued or in the future issue from any of the foregoing, including without limitation utility, model and design patents and certificates of invention; and (g) all divisional, continuations, continuations-in-part, reissues, renewals, extensions or additions to any of the foregoing patent applications and patents; but in each case only to the extent that Gen-Probe has or hereafter acquires an ownership or other licensable interest as of the date (1) Gen-Probe approves a Product for development or (2) a modification to an existing Product is made, considered on a product-by-product basis, and all to the extent and only to the extent that Gen-Probe has the right to grant licenses, immunities or other rights thereunder.
     1.28 “HCV Blood Screening Assays” shall mean those Blood Screening Assays which include as a constituent element an assay for HCV, including, as of the Effective Date, the original duplex Blood Screening Assay for HIV-1 and HCV, the Ultrio Assay Product, and the Ultrio Plus Assay Product (subject to the terms of the Future Blood Screening Assay — Ultrio 2 Addendum, dated October 1, 2008, under the 1998 Agreement).
     1.29 “HCV” shall mean hepatitis C virus.
     1.30 “HIV-1” shall mean type 1 human immunodeficiency virus.
     1.31 [Intentionally left blank.]
     1.32 “Manufacturing Cost” shall mean, with respect to any Product, the fully-burdened cost to a party (expressed on a per unit basis) of manufacturing or having manufactured such Product, together with the packaging thereof, including the cost of materials, direct labor, quality control, warranty parts and labor (only as to Blood Screening Instruments manufactured by Gen-Probe), and overhead (but excluding royalties paid or payable to Third Parties), all as determined in accordance with such party’s standard accounting practices for other products manufactured. For the avoidance of doubt, Manufacturing Cost shall include the cost of dry ice for frozen or refrigerated products. An estimate of Manufacturing Cost for each Product shall be established by the manufacturing party and provided to the other party on an annual basis. Within seventy-five (75) days of the close of each calendar year the manufacturing party will provide the other party with a detailed report of the aggregate of all actual Manufacturing Costs incurred for Products, on a product-by-product basis. In the event the aggregate of all actual Manufacturing Costs for a Product manufactured in the calendar year exceeds, or is less than, the estimate set and used to determine the Applicable Purchase Price paid for such Products sold during such calendar year, the parties will “true up” the aggregate Applicable Purchase Price paid for such Products accordingly.

     1.33 “Net Sales” shall mean with respect to any Product(s), except as otherwise provided in this Section 1.33, on a per unit basis where applicable and in the aggregate where applicable, the gross sales price of such Product(s) invoiced by any of (i) Novartis, (ii) Novartis’s Affiliates, (iii) Gen-Probe, or (iv) or any distributor for Novartis in Japan, Germany, Italy, France, or the United Kingdom (all of which are individually referred to hereafter in this Section 1.33 as “Seller”), following shipment to unaffiliated Third Parties less, to the extent actually paid or accrued by such Seller: (a) discounts, rebates or chargebacks actually allowed and taken, to the extent consistent with industry practices and price reductions given for similar products by such Seller; and/or (b) amounts repaid or credited by reason of rejection, spoilage, expiration or return; and/or (c) to the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges; and/or (d) charges for freight, handling and transportation; and/or (f) sales, use and value-added taxes and other similar taxes incurred and separately stated on invoices; and/or (g) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product. Transfer to any unaffiliated Third Party of a Blood Screening Instrument qualifying for sale treatment under generally accepted accounting principles (GAAP) will be deemed to be a “sale” for purposes of this Agreement, including without limitation the calculation of “Net Sales” under this Section 1.33 and the compensation due Gen-Probe on account of sales under Section 6.1.2 (including Sections 6.1.2(b) and 6.1.2(c)). With respect to sales of Blood Screening Assays, the “per unit” basis of calculating Net Sales may be either a “per test” or “per donation” basis, in the same manner as which Novartis derives revenues from the sale of such assays.
          1.33.1 In the event that a Product is sold in combination with another product other than as addressed in Section 6.1.2(d), (a “Combination Product”) for a single price in a particular period, Net Sales from sales of a Combination Product for that period, for purposes of this Agreement, shall be calculated by multiplying the Net Sales of that Combination Product for that period by the fraction A/(A+B), where A is the average per unit Net Sales of the Product sold separately in the country of sale in that period and B is the average per unit Net Sales of the other product(s) sold separately in the country of sale in that period. This calculation shall be made for each Product comprising the Combination Product and the results added. In the event that no such separate sales are made in the applicable period, Net Sales of such Combination Product shall be determined based on a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Product to the price of the Combination Product. Such apportionment shall be negotiated in good faith between the parties and resolved pursuant to ARTICLE 11 if they are unable to agree.
          1.33.2 For purposes of calculating Net Sales, the Seller may, at its option, determine the allowable deductions from gross sales based on accruals estimated reasonably and consistently with such party’s standard accounting practices, which shall be notified to the other party on an annual basis. If such accruals are used, within seventy-five (75) days of the close of each calendar year the Seller will provide the other party with a reasonably detailed report of all actual deductible expenses incurred. In the event the aggregate of all actual deductible expenses for sales in the calendar year exceeds, or is less than, the estimate set and used to determine Net Sales during such calendar year, the parties will “true up” Net Sales accordingly.

     1.34 “Non-HCV Blood Screening Assays” shall mean those Blood Screening Assays which do not include as a constituent element an assay for HCV, including as of the Effective Date the WNV Assay Product.
     1.35 “Novartis Copyrights” shall mean all rights under the copyright laws of any jurisdiction in the world, together with all rights commonly referred to as “moral rights,” in and to the Blood Screening Assays or Blood Screening Instruments in which Novartis has an ownership or other licensable interest during the Blood Screening Term; all to the extent and only to the extent that Novartis has the right to grant licenses, immunities or other rights thereunder.
     1.36 “Novartis Know-How” shall mean all information of any type whatsoever (including without limitation, formulae, procedures, protocols, techniques, data and results of experimentation and testing), which is Confidential Information of Novartis and which (i) relates to the Novartis Patent Rights and which is necessary to exploit the Novartis Patent Rights for use in the Blood Screening Field or (ii) is disclosed by Novartis pursuant to ARTICLE 7, all to the extent and only to the extent that Novartis has the right to grant licenses, immunities or other rights thereunder.
     1.37 “Novartis Marks” shall mean those trademarks owned by or licensed to Novartis (other than pursuant to this Agreement) which are used to market any Product in accordance with the provisions of this Agreement.
     1.38 “Novartis Patent Rights” shall mean (a) all United States and foreign patent applications covering (i) the composition of matter of HCV or HIV-1, or, in each case of the foregoing, any nucleotide sequence thereof or (ii) the use thereof in the Blood Screening Field; (b) such other Novartis patent rights which claim markers or their uses as may become subject to this Agreement pursuant to the terms hereof with respect to Blood Screening Assays developed hereunder and sold by Novartis or pursuant to ARTICLE 8; (c) all other patents and patent applications which cover nucleic acid probe assays and instrument technologies, to the extent necessary for use in the Blood Screening Assays or Blood Screening Instruments but only to the extent in each case of the design of the Products as of the Effective Date and any future modifications to any such designs and/or any new Products approved for development by Novartis after the Effective Date (subject to Section 6.2); (d) all patents that have issued or in the future issue from any of the foregoing, including without limitation utility, model and design patents and certificates of invention; and (e) all divisional, continuations, continuations-in-part; reissues, renewals, extensions or additions to any of the foregoing patent applications and patents; but in each case only to the extent Novartis has an ownership or other licensable interest as of the date (1) Novartis approves a Product for development or (2) a modification to an existing Product is made, considered on a product-by product basis, and all to the extent and only to the extent that Novartis has or hereafter acquires the right to grant licenses, immunities or other rights thereunder.
     1.39 “Novartis IP Rights” shall mean, collectively, the Novartis Copyrights, Novartis Know-How and Novartis Patent Rights.

     1.40 “Panther Instrument” shall mean an integrated, fully-automated low to mid volume molecular diagnostic instrument system to be developed by Gen-Probe in accordance with Attachment B to Amendment No. 11 and pursuant to a new product development addendum to be negotiated in good faith and to conclusion by the parties immediately following the Effective Date. The parties intend that the Panther Instrument will be designed to be able to process the Blood Screening Assays, with an anticipated throughput of [...***...] tests in [...***...] hours; continuous access to samples and reagents; and an estimated transfer price from the manufacturer of approximately $[...***...].
     1.41 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
     1.42 “Product” shall mean a Blood Screening Assay or Blood Screening Instrument.
     1.43 “Purchase Order” shall mean the binding purchase order of Blood Screening Assays or Blood Screening Instruments delivered in accordance with the provisions of Section 5.3.3 or Section 5.4.2 of the Agreement, respectively.
     1.44 “Registration Trial” means the clinical trial activity required by a governmental regulatory authority to be completed as a prerequisite to the sale of a Product within the regulatory authority’s jurisdiction. Clinical trial activity intended solely to foster customer acceptance (i.e., a “market trial”), rather than intended to generate approval by a regulatory authority, shall not be considered a Registration Trial.
     1.45 “Roche Promoter-Primer Patent Claims” means claims contained in EP 505012 or in any F. Hoffman-La Roche, Ltd. and Roche Molecular Systems, Inc. (collectively “Roche”) patent drawn to compositions or methods claimed therein having a priority date on or before the Effective Date (as such term is defined in the HCV Probe License Agreement and HIV Probe License Agreement by and among Chiron, F. Hoffman-La Roche, Ltd. and Roche Molecular Systems, Inc. and dated October 10, 2000) or in any Roche patent issued or application that claims priority, at least in part, from USSN 716,975 filed March 3, 1985 or USSN 791,308 filed October 25, 1985 or USSN 818,127 filed January 10, 1986 or USSN 935,587 filed November 26, 1986, including without limitation US Patent 5,176,995 or foreign counterparts thereof, but excluding the Roche Optioned Patents (as such term is defined in the HCV Probe License Agreement and HIV Probe License Agreement by and among Chiron, F. Hoffman-La Roche, Ltd. and Roche Molecular Systems, Inc. and dated October 10, 2000).
     1.46 “Spare Part” means any field replaceable part required to ensure that a Blood Screening Instrument performs as intended.
     1.47 “Supervisory Board” shall mean the committees comprising representatives of Gen-Probe and Novartis as described in Section 4.1 below.
     1.48 “Territory” shall mean the entire world.
***Confidential Treatment Requested

     1.49 “Third Party” shall mean any Person other than Gen-Probe, Novartis and their respective Affiliates.
     1.50 “Tigris Instrument” shall mean the integrated, automated instrument, and related software and appropriate repair parts, for DNA/RNA amplified assay processing incorporating all systems required to perform the following steps: (a) lysis/annealing, (b) enzymatic amplification, (c) hybridization/selection, and (d) detection/decontamination, which utilize processing steps that include heating/cooling, reagent addition, mixing, chemiluminescent detection and aspiration needed to support Gen-Probe’s patented Hybridization Protection Assay (HPA) and TMA Assay processes and associated reagent product lines.
     1.51 “TMA Assay” shall mean an in vitro diagnostic assay based on or utilizing transcription-based nucleic acid amplification, but excluding the “Teknika Version” of transcription-based amplification (as that term is defined in Schedule 1.51).
     1.52 “Transfer Price” shall mean, with respect to any Product, on a per unit basis, the following price:
          1.52.1 For each Blood Screening Assay sold as of the Effective Date, the transfer price previously approved by the Supervisory Board. For each Blood Screening Assay approved for development following the Effective Date, the transfer price shall be established by the new product development addendum for such assay and is expected to range between [...***...] of the Applicable Purchase Price. The Transfer Price for each Blood Screening Assay shall be reviewed by the Supervisory Board on an annual basis and shall be reasonably adjusted to reflect material changes in Manufacturing Costs.
          1.52.2 The Transfer Price for each Tigris Instrument shall be equal to the amount actually invoiced to Gen-Probe by its manufacturer.
          1.52.3 The Transfer Price for each ESAS Instrument shall be an amount equal to the lesser of (a) [...***...], reasonably adjusted for inflation from June 11, 1998, and (b) [...***...] of the Manufacturing Cost of such Blood Screening Instrument. Should CBER mandate modifications to any Blood Screening Instrument which results in extraordinary increases in the cost of the Blood Screening Instrument, the parties shall negotiate in good faith with respect to adjusting the amounts set forth herein.
          1.52.4 The Transfer Price for each reagent preparation incubator shall be an amount equal to [...***...] of the Manufacturing Cost of such Blood Screening Instrument.
          1.52.5 The Transfer Price for any Blood Screening Instrument, other than the Tigris Instrument, the ESAS Instrument, and the reagent preparation incubator shall be negotiated between the parties concurrently with the negotiation of any development program for such other Blood Screening Instrument pursuant to Section 3.1.3 (Development Program) or as part of the offer described in Section 3.2.4 (Other Blood Screening Instruments).
***Confidential Treatment Requested

          1.52.6 The Transfer Price for Spare Parts and Ancillary Parts delivered to Novartis by Gen-Probe shall be equal to (i) [...***...] of the amount actually invoiced to Gen-Probe by a Third Party manufacturer or (ii) Gen-Probe’s Manufacturing Cost, as applicable.
          1.52.7 Gen-Probe shall promptly notify Novartis upon Gen-Probe’s receipt of notice of a proposed or actual increase in the price of any Spare Part or Ancillary Product supplied by a Third Party and use reasonable commercial efforts to extend to Novartis, if made available by the manufacturer, the benefit of any opportunity to acquire additional quantities of impacted Spare Parts or Ancillary Products prior to the noticed date of the increase. In no event shall Gen-Probe ship to Novartis any Spare Part or Ancillary Product for which there has been a price increase without first notifying Novartis of the price increase.
     1.53 “Ultrio Assay Product” shall mean the assay developed pursuant to the Future Blood Screening Assay — Ultrio Addendum, dated January 1, 2001, under the 1998 Agreement.
     1.54 “Ultrio Plus Assay Product” shall mean the assay under development pursuant to the Future Blood Screening Assay — Ultrio 2 Addendum, dated October 1, 2008, under the 1998 Agreement.
     1.55 “Valid Claim” shall mean (a) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any final judgment as to which the owner or rights holder has no further right of appeal and, in addition (b) a claim of a patent application which is being prosecuted or pursued in good faith for the United States and which meets the requirements for patentability under applicable law and that has not been abandoned or finally rejected without the possibility of appeal or refiling. Either party may contest whether a claim in a pending patent application for the United States meets the requirements for patentability under applicable law. Such contest shall be made pursuant to the procedures established by ARTICLE 11 except that (i) in lieu of submitting the issue to a single arbitrator, the issue shall be submitted to a panel of three patent attorneys with experience in the subject matter for binding determination and (ii) there shall be no appeal from the decision of the majority of such panel. The burden of proof before the arbitrators shall be a preponderance of the evidence.
     1.56 “WNV Assay Product” shall mean the assay developed pursuant to the Future Blood Screening Assay — West Nile Virus Addendum, dated June 1, 2003, under the 1998 Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
     2.1 By Each Party. Each party hereby represents and warrants to the other party as of the date of the execution of this Agreement (except as specifically otherwise indicated below) as follows:
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          2.1.1 Corporate Existence and Power. Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated; (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party’s ability to perform its obligations under this Agreement.
          2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
          2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained on or before the Effective Date.
          2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.
     2.2 DISCLAIMER OF WARRANTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE GEN-PROBE PATENT RIGHTS OR NOVARTIS PATENT RIGHTS, THAT ANY PATENT WITHIN THE GEN-PROBE PATENT RIGHTS OR NOVARTIS PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OF ANY GEN-PROBE PATENT RIGHTS OR NOVARTIS PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON. FURTHERMORE (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 5.7 BELOW), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE GEN-PROBE PATENT RIGHTS OR NOVARTIS PATENT RIGHTS OR THE PRODUCTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

ARTICLE 3
BLOOD SCREENING PRODUCTS
     3.1 Blood Screening Assays; Blood Screening Instruments.
          3.1.1 Current Products. Prior to the Effective Date, the parties have developed Products for use in the Blood Screening Field, including Blood Screening Assays and Blood Screening Instruments. The Blood Screening Assays developed prior to the Effective Date are: the duplex Blood Screening Assay for HIV-1 and HCV; the Ultrio Assay Product, the Ultrio Plus Assay Product, and the WNV Assay Product. The Blood Screening Instruments developed prior to the Effective Date are: the ESAS Instrument, the ESAS2 Instrument, and the Tigris Instrument.
          3.1.2 New Product Development.
               (a) From time to time during the Blood Screening Term, the Supervisory Board may discuss the selection and establishment of development programs for one or more new Products, including without limitation the development of modifications to the then-existing Products (which modifications shall in and of themselves be considered Products). The rights granted by each party to the other with respect to any of the Products during the Blood Screening Term shall extend to and include any and all modifications to such Product as are developed during the Blood Screening Term to improve the sample processing, amplification, detection, analysis, or reliability of such Product which utilize the same base technologies and which do not change the fundamental character of such Product, to the extent that Gen-Probe is not prohibited as of the Effective Date from granting such rights. From time to time during the Blood Screening Term, the Supervisory Board shall consider potential modifications to the Products.
               (b) If both parties wish to develop a Product, the Supervisory Board shall discuss in good faith and propose a mutually acceptable written Development Program and a budget for such development (both of which shall be updated at least annually) for such Product which shall set forth (i) the specifications for such Product, and (ii) the parties’ respective obligations to develop such Product and to conduct such clinical trials and apply for such regulatory approvals as necessary or appropriate to make and sell the Products in the Territory for use in the Blood Screening Field. If a Blood Screening Assay or Blood Screening Instrument is selected for development by both parties in accordance with this Section, then the parties shall develop such Blood Screening Assay or Blood Screening Instrument as set forth in Section 3.1.3.
               (c) If one party wishes to develop the Product and the other party does not, the party wishing to conduct such development shall have the right to proceed at its sole expense, in accordance with a Development Program, including a budget, to be updated annually, approved by the Supervisory Board (which approval shall not be unreasonably withheld or delayed), provided that such developing party may elect to cease such development at any time in its discretion. The other party shall have no obligation to fund any of the Development Costs of conducting the Development Program for such Product. In any event, subject to all terms of this Agreement, Novartis shall have the exclusive right and obligation to market and sell all Products for use in the Blood Screening Field pursuant to Section 3.1.9.
          3.1.3 Development Programs.
               (a) Establishment. For each Product selected for development by both parties in accordance with Section 3.1.2, the parties shall prepare and agree upon a final written Development Program and budget for each Product, which shall set forth (i) the specifications for such Product, (ii) a proposed schedule for the Development Program, and (iii) the parties’ respective obligations to develop such Product and to conduct such clinical trials and apply for such regulatory approvals as necessary or appropriate to make and sell in the Territory such Product for use in the Blood Screening Field. The Development Program as agreed by the parties for each Product may not be modified except by the action of the Supervisory Board.
               (b) Responsibilities. Each party shall develop each Product in accordance with its respective responsibilities as set forth in and assigned by the applicable Development Program documents. In accordance with Section 3.1.6, the parties shall conduct such clinical trials and apply for and endeavor to obtain such regulatory approvals as necessary or appropriate to make and sell each Product in the Territory for use in the Blood Screening Field. Each party shall consult with the other party on such matters and each party shall reasonably consider the other party’s advice and recommendations on all matters relating to such Development Program.
               (c) Conduct of Development. Each party shall conduct its respective obligations under the Development Program for each Product in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory, clinical and manufacturing practices. Gen-Probe and Novartis each shall proceed diligently with their respective obligations under each such Development Program and shall use their respective Commercially Reasonable Efforts to achieve its objectives efficiently and expeditiously. Gen-Probe and Novartis each shall allocate sufficient personnel, equipment, facilities and other resources to each such Development Program to carry out their respective obligations and to accomplish the objectives thereof.
               (d) Subcontracts. Upon approval of the Supervisory Board which shall not be unreasonably withheld by either party (and except as to such subcontracts which exist as of the Effective Date), Gen-Probe and Novartis each may subcontract portions of the Development Program for each Product to be performed by it in the normal course of its business; provided, however, that (i) unless the other party gives its prior written consent, such subcontracting shall not involve the transfer (including but not limited to any sublicense) of any intellectual property rights of the other party or Confidential Information of the other party to Third Parties; (ii) if the other party consents to the subcontractor’s access to Confidential Information of the other party, the subcontracted party shall enter into a confidentiality agreement with the subcontracting party incorporating the terms of ARTICLE 7 below; (iii) the subcontracting party shall supervise such subcontract work; (iv) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory, clinical and manufacturing practices; (v) prior to subcontracting any portion of the Development Program to a Third Party, each party will offer the other party the opportunity to perform such portion on terms which, taken as a whole, are equal to or better than those which could be obtained from a Third Party; and (vi) if required by the Supervisory Board, the subcontracted party shall enter into an agreement with the subcontracting party to effectuate the provisions of ARTICLE 8 below, and which shall include a provision for assignment of inventions arising from the subcontracted work.
          3.1.4 Funding.
               (a) Subject to Section 3.1.4(b) below, unless the parties agree in writing otherwise, Gen-Probe and Novartis each shall pay one-half (1/2) of the aggregate Development Costs of conducting the Development Program for each Product which they mutually agree to develop. Within thirty (30) days after the end of each calendar quarter, each party shall report to the other all Development Costs incurred by such party (if any) during such calendar quarter in conducting the Development Program for each Product. Within thirty (30) days after receiving such reports, the parties shall make such payments to each other as are necessary to cause each party to have paid its appropriate share under this Section of the aggregate budgeted Development Costs incurred with respect to the Development Program for such Product during such calendar quarter.
               (b) In the case of a Product which is funded by one party pursuant to Section 3.1.2(c), such party shall be solely responsible for all Development Costs of such Product.
               (i) If the funding party is Gen-Probe, Novartis shall pay an additional royalty to Gen-Probe equal to a percentage, established by the Supervisory Board at the time of approval of the Development Program, of Net Sales of such Product, until the aggregate royalty paid to Gen-Probe solely under this sentence effectively reimburses Gen-Probe for disproportionate budgeted Development Costs incurred by Gen-Probe with respect to the Development Program for such Product.
               (ii) If the funding party is Novartis, Novartis shall be entitled to offset against amounts owing to Gen-Probe solely with respect to such Product an amount equal to a percentage, established by the Supervisory Board at the time of approval of the Development Program, of Net Sales of such Product, until the aggregate offset taken solely under this sentence effectively reimburses Novartis for disproportionate budgeted Development Costs incurred by Novartis with respect to the Development Program for such Product. Novartis shall report the amount of any such offsets in each report pursuant to Section 6.4.
               (iii) The additional royalty or offset established by the Supervisory Board shall be intended to enable the funding party to recover such Development Costs for such Development Program within the longer of (i) three (3) years or (ii) a period equal to the duration of such Development Program. The additional royalty or offset shall be set based on the information available to the Supervisory Board at the time of its initial approval of the Development Program and shall not be adjusted thereafter except at the sole discretion of the Supervisory Board.

          3.1.5 Records and Reports for Development Programs.
               (a) Records. Gen-Probe and Novartis each shall maintain records, in sufficient detail appropriate for regulatory or patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Development Programs for Blood Screening Assays and Blood Screening Instruments (including all data in the form required under all applicable laws and regulations).
               (b) Inspection of Records. Gen-Probe and Novartis each shall have the right, during normal business hours and upon reasonable notice, to inspect the records of the other party relating to the Development Programs for any Blood Screening Assay and Blood Screening Instrument, to the extent reasonably required for the performance of the Development Program. The parties shall develop reasonable procedures for requesting and delivering copies of such records to each other as may be necessary for the performance of the Development Programs for Blood Screening Assays and Blood Screening Instruments. Each party shall maintain such records and the information of the other party contained therein in confidence incorporating the terms of ARTICLE 7 below and shall not use such records or information except to the extent otherwise permitted by this Agreement.
               (c) Development Reports and Information. Gen-Probe and Novartis each shall keep the other informed of the progress of such party under the Development Programs for Blood Screening Assays and Blood Screening Instruments.
          3.1.6 Regulatory Matters.
               (a) Gen-Probe and Novartis will share equal responsibility for clinical trials for all Products. Disagreements on clinical trial issues shall be resolved by the Supervisory Board, and if necessary through the dispute resolution procedures set forth in ARTICLE 11.
               (b) Gen-Probe and Novartis will share equal responsibility for regulatory and licensure strategy and management of regulatory submissions for all Products, subject to all terms of this paragraph. Gen-Probe shall be the licensed party for all Products manufactured by Gen-Probe and shall maintain its status as the primary point of contact with the FDA. Schedule 3.1.6 sets forth a list of licensed manufacturers for each Product as of the Effective Date. Except as set forth herein or in the Quality Agreement dated May 28, 2009, Novartis shall remain the primary point of contact with all regulatory and licensing authorities outside the United States for submission and registration of Products. Each party shall use its best efforts to execute its regulatory and licensure responsibilities with appropriate timing and urgency pursuant to the approved Development Program. Disagreements on regulatory and licensing issues shall be resolved by the Supervisory Board, and if necessary through the dispute resolution procedures set forth in ARTICLE 11, excluding arbitration. For regulatory and licensing disputes that cannot be otherwise resolved, Gen-Probe’s CEO shall have the right to make the final decision.

          3.1.7 Initiation of “Companion Diagnostic” Program. The parties will work together, on a non-exclusive basis, to research and develop molecular diagnostic assays that could be used to help identify patients who are likely to particularly benefit from medicines that Novartis or any of its Affiliates is developing or marketing. To develop these potential “companion diagnostic” tests, Novartis may contribute biomarkers discovered through its research efforts, and Gen-Probe will provide its molecular diagnostics technologies and assay development expertise. Novartis will also provide at least [...***...] in aggregate research funding to Gen-Probe in 2009 and 2010 in support of initial research and development. The parties will establish development agreements on a case-by-case basis, with the parties expecting to share revenues associated with any companion diagnostic tests that are successfully commercialized.
          3.1.8 Manufacturing.
               (a) Subject to Section 3.1.8(b) below, Gen-Probe shall have the exclusive right and the obligation to manufacture (or to have manufactured) and supply Novartis with its requirements of the Blood Screening Assays and Blood Screening Instruments in the Territory for use in the Blood Screening Field in accordance with ARTICLE 5 below.
               (b) Step-In Manufacturing Rights.
               (i) Assays. If Gen-Probe (i) fails at any time during the Blood Screening Term to maintain the applicable FDA (CBER) license for the facility used to manufacture a Blood Screening Assay (unless Gen-Probe is approved by CBER to manufacture from an alternative location or the Supervisory Board agrees within fifteen (15) days of such event that Gen-Probe shall retain the manufacturing responsibility hereunder); or (ii) fails to supply Novartis within forty-five (45) days after the requested delivery date with Novartis’s monthly requirements for a Blood Screening Assay ordered in accordance with Section 5.3 below, for any three (3) months in any nine-month period (unless the Supervisory Board agrees within fifteen (15) days of such event that Gen-Probe shall retain the manufacturing responsibility hereunder), then Novartis shall have the right to, and if Novartis elects to manufacture or have manufactured, the obligation to use Commercially Reasonable Efforts to, manufacture (or to have manufactured) its requirements of such Blood Screening Assay, to be conducted by the Blood Screening Instruments in the Territory for use in the Blood Screening Field; provided, however, such right of Novartis shall be on an assay-by-assay basis for a failure to supply. In such event, Novartis shall consider in good faith, as its preferred alternative upon Gen-Probe’s request, to take over control of and responsibility for the facility used by Gen-Probe to manufacture the Blood Screening Assays, and Gen-Probe promptly shall provide such reasonable technical assistance, at Gen-Probe’s sole cost, as necessary to enable Novartis to exercise its rights to manufacture (or have manufactured) such Blood Screening Assay.
               (ii) Instruments. If Gen-Probe fails to supply Novartis within forty-five (45) days after the requested delivery date with Novartis’s monthly requirements for a Blood Screening Instrument ordered in accordance with Section 5.4 below, for any three (3) months in any nine-month period (unless the Supervisory Board agrees within fifteen (15) days of such event that Gen-Probe shall retain the manufacturing
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responsibility hereunder), then Novartis shall have the right to, and if Novartis elects to manufacture or have manufactured, the obligation to use Commercially Reasonable Efforts to, manufacture (or to have manufactured) its requirements of such Blood Screening Instrument in the Territory for use in the Blood Screening Field. In such event, Gen-Probe promptly shall provide such reasonable technical assistance, at Gen-Probe’s sole cost, as necessary to enable Novartis to exercise its rights to manufacture (or have manufactured) such Blood Screening Instrument for use in the Blood Screening Field and Gen-Probe shall provide to Novartis, directly or indirectly, to the greatest possible extent, all remedies available to Gen-Probe against any Blood Screening Instrument manufacturer which has failed to supply Gen-Probe in accordance with the applicable manufacturing contract.
               (c) If Gen-Probe desires to subcontract with any Third Party (except as to such subcontracts which exist as of the Effective Date) to manufacture any of the Blood Screening Instruments, Gen-Probe shall grant to Novartis the first right of negotiation for the right to manufacture such Blood Screening Instrument, provided that Novartis is able to do so on commercially reasonable and competitive terms and conditions, before Gen-Probe may offer such opportunity to any Third Party. Any such subcontracts for the manufacture of any of the Blood Screening Instruments (in whole), or any of the major functional components or disposables thereof, shall be subject to the approval of the Supervisory Board which shall not be unreasonably withheld by either party.
               (d) If either party exercises any right granted hereunder to have any Blood Screening Assay or Blood Screening Instrument manufactured, then (i) such party shall first require that the subcontracted party shall enter into a confidentiality agreement with such party incorporating the terms of ARTICLE 7 below; (ii) such party shall supervise such subcontract work; (iii) the subcontracted party shall comply in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory, clinical and manufacturing practices; and (iv) the subcontracted party shall enter into an agreement with such party to the extent necessary to effectuate the provisions of ARTICLE 8 below.
          3.1.9 Commercialization.
               (a) Except as otherwise set forth in Sections 3.1.9(b) and Section 3.2 below, during the Blood Screening Term, Gen-Probe hereby grants to Novartis the exclusive distribution right in the Territory, at Novartis’s sole cost, directly or through distributors, to promote, market and sell the Blood Screening Assays to be conducted by the Blood Screening Instruments for use in the Blood Screening Field (recognizing the lack of clear distinction between blood screening and clinical diagnostic markets in certain countries). Except as otherwise set forth in Sections 3.1.9(b) and Section 3.2 below, during the Blood Screening Term, Gen-Probe hereby grants to Novartis the exclusive distribution right in the Territory, at Novartis’s sole cost, directly or through distributors, to promote, market and sell the Blood Screening Instruments to conduct Blood Screening Assays for use in the Blood Screening Field. Novartis shall, use its Commercially Reasonable Efforts to promote, market, sell and meet the reasonably foreseeable market demands for the Blood Screening Assays and Blood Screening Instruments in the Territory for use in the Blood Screening Field. No nucleic acid probe based assays other than the Blood Screening Assays shall be conducted on the Blood Screening Instruments purchased by Novartis.
               (b) Subject to regulatory requirements, the Products shall be marketed under such trademarks as may be determined by the Supervisory Board to give adequate recognition to the respective contributions and interests of the parties. It is the intention of the parties that both parties’ contributions and interests will be recognized.
               (c) Novartis shall have the right, and the obligation, at its sole expense, to maintain and service all Blood Screening Instruments placed in the Territory for use in the Blood Screening Field. Novartis shall be a party to all service contracts for all such Blood Screening Instruments. Novartis shall have the right to charge a fee to the users of such Blood Screening Instruments for such service. Novartis may exclude from Net Sales all revenues received by Novartis in consideration for providing instrument maintenance and repair service for Blood Screening Instruments, including TECAN Genesis automatic pipetting stations or any successor pipetting instrument (e.g., TECAN EVO) (whether deemed part of a Blood Screening Instrument or not), regardless of the form of the instrument transfer (sale, lease, or rental), location (U.S./Canada or foreign), party providing instrument (Novartis or Third Party), or party providing service (Novartis or Third Party service provider). Novartis shall charge no more for such services than commercially reasonable values for the diagnostic and/or blood screening markets consistent with standard industry practice in those markets.
               (d) New Market Entry. The parties agree to create a process for the approval of business cases concerning the proposed registration of Products in new geographic markets. Where such business cases are approved pursuant to this process, Registration Trial costs shall be split equally between the parties. If Gen-Probe declines to approve a business case for a Product, Novartis may proceed to enter the new market by paying all of the essential costs for a Registration Trial for such Product. The essential costs for a Registration Trial shall include (i) the actual costs of the Registration Trial and (ii) to the extent included in a budget pre-approved by the other party, consent not to be unreasonably withheld, all financial obligations incurred by a party to Third Parties or to the other party for services that are essential to the Registration Trial (by way of example, mandatory product modifications such as local country translations of software or documents or fees charged for regulatory submissions). Novartis shall be entitled to recover one-half of the essential costs incurred by Novartis for such a Registration Trial by deducting such amounts from the Applicable Purchase Price paid to Gen-Probe for sales of the applicable Product made in such country in the first two years following its registration and approval for sale, provided that the resulting Applicable Purchase Price to be paid to Gen-Probe shall not be less than the sum of (i) twenty-five percent (25%) of Net Sales of such Product in such country in the applicable period and (ii) fifty percent (50%) of Gen-Probe’s Manufacturing Costs for such Product sold in such country in the applicable period. For each payment period as to which Novartis makes such deduction Novartis shall report the amount and basis of the deduction in its report pursuant to Section 6.4.
               (e) For each Product to be commercially introduced after the Effective Date, the parties shall agree upon the timing and amounts of appropriate initial purchases of such Product by Novartis, in order to establish initial inventory in accordance with the terms of this Agreement and reasonable commercial practices.

               (f) For each Product that the parties agree should not be offered for sale beyond a specified date due to commercial obsolescence (“end-of-life”), the parties shall agree upon an appropriate end-of-life plan for such Product. The parties generally intend that they will share equally all end-of-life costs incurred in accordance with the agreed plan. Each party shall use its best efforts to minimize end-of-life costs, including scrap costs.
          3.1.10 Licenses.
               (a) During the Blood Screening Term, Novartis hereby grants to Gen-Probe a nonexclusive license in the Territory under the Novartis IP Rights (i) to conduct Gen-Probe’s obligations under each Development Program to develop the Blood Screening Assays, and (ii) to manufacture or have manufactured the Blood Screening Assays. Gen-Probe shall not have the right to grant sublicenses under such license, without the prior express written consent of Novartis.
               (b) During the Blood Screening Term, Gen-Probe hereby grants to Novartis a nonexclusive license in the Territory under the Gen-Probe IP Rights to conduct Novartis’s obligations, if any, under each Development Program to develop the Blood Screening Assays and the Blood Screening Instruments. Novartis shall not have the right to grant sublicenses under such license, without the prior express written consent of Gen-Probe.
               (c) If Novartis exercises its option to acquire the right to manufacture (or have manufactured) any Blood Screening Assays or Blood Screening Instruments under Section 3.1.8 above, during the balance of the Blood Screening Term, Gen-Probe shall grant to Novartis a nonexclusive license in the Territory under the Gen-Probe IP Rights to exercise its rights under Section 3.1.8 above to manufacture (or have manufactured) such Blood Screening Assays and Blood Screening Instruments for use in the Blood Screening Field. Novartis shall not have the right to grant sublicenses under such license, without the prior express written consent of Gen-Probe.
               (d) Gen-Probe’s Rights in Japan in the Clinical Diagnostic Field. Notwithstanding anything in the Ultrio Addendum, the WNV Addendum or this Agreement to the contrary, Gen-Probe shall have the right to manufacture and sell the hepatitis B discriminatory probe assay portion of the Ultrio Assay Product (the “HBV Discriminatory Assay”) and the WNV Assay Product for use in the Clinical Diagnostic Field within the territory of Japan. Gen-Probe may acquire the right to manufacture and sell the WNV Assay Product for use in the Clinical Diagnostic Field in the remainder of the world by payment to Novartis of [...***...]. Gen-Probe may acquire the right to manufacture and sell the HBV Discriminatory Assay for use in the Clinical Diagnostic Field in the remainder of the world by payment to Novartis of a commensurate amount.
               (e) Immunity Under Roche Promoter-Primer Patent Claims. Novartis agrees that Gen-Probe shall be entitled to the benefit of the immunity from suit previously granted to Chiron Corporation, and subject to the limitations as granted to Chiron Corporation, by F. Hoffman-La Roche and Roche Molecular Systems, Inc. under the Roche Promoter-Primer Patent Claims, which immunity was previously granted to Chiron Corporation (and a party to be designated by Chiron Corporation) by F. Hoffman-La Roche and Roche Molecular Systems, Inc.
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     3.2 Noncompetition.
          3.2.1 Subject to the provisions of Section 1.3, during the Blood Screening Term, Novartis shall have the right, in its sole discretion, to grant licenses to Third Parties under the Novartis Patent Rights, with the following limitations. With respect to the patent rights for each virus, and in the United States and Japan only, once Novartis has granted one license in each such country with respect to such virus for use in the Blood Screening Field, upon the grant of a second license to such patent rights for such virus in such country for use in the Blood Screening Field, Novartis shall pay to Gen-Probe [...***...] of all consideration received by Novartis in return for the grant of such license for such virus, including upfront fees, royalties and non-cash consideration. Any further licenses of such patent rights for such virus in such country for use in the Blood Screening Field may be granted only with the prior written consent of Gen-Probe which shall not be unreasonably withheld so long as Novartis adequately compensates Gen-Probe. A license by Novartis for an HIV-1 or HCV assay for the sole purpose of confirming or supplementing the results of a Blood Screening Assay shall not be considered as a license subject to the terms and restrictions of this Section, so long as such confirmatory or supplemental assay is mandated by applicable regulatory authorities or demanded by the market.
          3.2.2 During the Blood Screening Term, neither party shall grant to any Third Party any license or other rights to develop or commercialize any nucleic acid probe-based assay for any virus or marker for which there is no Blood Screening Assay then being developed or commercialized under this Agreement for use in the Blood Screening Field (including an assay for the sole purpose of confirming or supplementing the results of a Blood Screening Assay), unless such party has first presented to the Supervisory Board the opportunity to develop and commercialize a TMA Assay for such virus or marker under this Agreement for use in the Blood Screening Field. Such opportunity may involve nonexclusive or exclusive rights to the virus or marker, as negotiated by the parties through the Supervisory Board. Such negotiation shall include a determination of the Applicable Purchase Price pursuant to Section 1.3.2, which shall take into account the extent to which the opportunity is exclusive or nonexclusive. If the arrangement accepted by the Supervisory Board is nonexclusive, the party holding the intellectual property for the virus or marker shall be free to license rights to such virus or marker to Third Parties for use in the Blood Screening Field; and if not, licensing shall be subject to such restrictions as are then agreed upon.
          3.2.3 During the Blood Screening Term, Gen-Probe shall not grant to any Third Party a license under the Gen-Probe IP Rights to develop or commercialize (i) a TMA assay for use in the Blood Screening Field or (ii) an assay utilizing Gen-Probe’s “Hybridization Protection Assay” (“HPA”) for use in the Blood Screening Field.
          3.2.4 Other Blood Screening Instruments. If Gen-Probe develops any new instrument for use in the Blood Screening Field, it shall offer to grant to Novartis, during the Blood Screening Term and on reasonable terms to be negotiated, rights to such instrument comparable to the rights granted under this Agreement as to the Blood Screening Instruments existing on the Effective Date, to the extent that Gen-Probe reasonably concludes that it is not prohibited as of the Effective Date from granting such rights.
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          3.2.5 New Technology; Alternative Technology. During the Blood Screening Term, neither party shall develop, manufacture or sell (whether alone, with or by its Affiliate, or in collaboration with any Third Party) any nucleic acid probe based assay or other Product specifically intended for use in the Blood Screening Field (recognizing the lack of clear distinction between blood screening and clinical diagnostic markets in some countries), other than pursuant to this Agreement and except as provided in Sections 3.2.1, 3.2.2, or 3.2.6, and except as follows:
               (a) New Technology. If a party or its Affiliate becomes aware of any new or improved nucleic acid probe based assay method or products incorporating such method, and/or instrumentation therefor, (collectively the “New Technology”) which may reasonably be expected to offer technological advantages over the TMA Assays provided for by this Agreement, and such party or its Affiliate desires to develop or commercialize assay products for use in the Blood Screening Field using such New Technology, then such party shall inform the other party in writing and the parties shall discuss such New Technology and shall use good faith efforts to reach agreement for the joint development and/or commercialization of assay products in the Blood Screening Field incorporating the New Technology, which agreement may include an adjustment of the Applicable Purchase Price for such products.
               (b) If the parties cannot reach agreement for the joint development and/or commercialization of any assay product incorporating New Technology following good faith negotiations in accordance with Section (a) above, and Novartis or its Affiliate is the person desiring to develop or commercialize assay products incorporating the New Technology, Novartis or its Affiliate may proceed with product development or commercialization only if Novartis grants Gen-Probe a license of the Novartis IP Rights, on reasonable commercial terms similar to those granted Third Parties, permitting Gen-Probe and its Affiliates to make, have made, use, sell, and import under Gen-Probe’s brands and trademarks the Blood Screening Assays and Blood Screening Instruments for use in the Blood Screening Field (but solely with respect to that portion of the Blood Screening Field that is likely to be adversely impacted — for example, with respect to platelets or plasma or red blood cells only (such portion, the “Impacted Field”)) that are likely to be adversely impacted by the introduction of such products (collectively, but only for use in the Impacted Field, the “Impacted Products”). The license to Gen-Probe for an Impacted Product shall be effective, on a country-by-country basis and Impacted Product-by-Impacted Product basis, on the date that is six (6) months prior to the anticipated first commercial sale by Novartis of an assay product incorporating the New Technology, provided that the license shall also permit Gen-Probe and its Affiliates to undertake activities prior to such date that are necessary to enable Gen-Probe to sell the Impacted Product as of such date. Upon the effective date of Gen-Probe’s right to sell under the license, Novartis’s rights under this Agreement with respect to the Impacted Products shall be modified to be co-exclusive with the right of Gen-Probe and its Affiliates to promote, market and sell the Impacted Products for use in the Blood Screening Field. Gen-Probe and its Affiliates shall not have any right to develop or commercialize Blood Screening Assays incorporating New Technology and/or Blood Screening Instruments incorporating New Technology for use in the Blood Screening Field during the Blood Screening Term except in collaboration with Novartis.

               (c) Alternative Technology Identified by Gen-Probe. If Gen-Probe or its Affiliate become aware of an alternative technology or product that is reasonably expected to substitute for or significantly reduce the need for nucleic acid probe based assay methods in the Blood Screening Field (such as, by way of example and not limitation, pathogen reduction or inactivation technology) (collectively the “Alternative Technology”), and Gen-Probe or its Affiliate desires to develop or commercialize products for use in the Blood Screening Field using such Alternative Technology, then Gen-Probe shall inform Novartis in writing and the parties shall discuss such Alternative Technology and shall use good faith efforts to reach agreement on reasonable commercial terms for the joint development and/or commercialization of products in the Blood Screening Field incorporating such Alternative Technology pursuant to the collaboration established by this Agreement. Gen-Probe or its Affiliate shall not have any right to develop or commercialize products for use in the Blood Screening Field incorporating Alternative Technology unless it has first offered Novartis the opportunity to jointly participate in the development and commercialization of such products on reasonable commercial terms.
               (d) Alternative Technology Identified by Novartis. If Novartis or its Affiliate become aware of an Alternative Technology and Novartis or its Affiliate desires to develop or commercialize products for use in the Blood Screening Field using such Alternative Technology, then Novartis shall inform Gen-Probe in writing. (For the avoidance of doubt, therapeutic and prophylactic drugs and/or vaccines shall not be considered Alternative Technology for purposes of this Agreement.) Novartis shall have the option, at its sole discretion, of either: (i) offering Gen-Probe the opportunity to jointly participate in the development and commercialization of such products on reasonable commercial terms (Option 1); or (ii) commercializing the Alternative Technology by itself, without first offering Gen-Probe the opportunity to jointly participate in the development and commercialization of such products (Option 2). Novartis shall notify Gen-Probe of its election in writing when notifying Gen-Probe of the Alternative Technology. Any notice of Novartis’s election of Option 2 shall be delivered not less than one hundred and twenty (120) days prior to the first commercial sale by Novartis or its Affiliate of the Alternative Technology product. If Novartis elects Option 1, the parties shall discuss such Alternative Technology and shall use good faith efforts to reach agreement on reasonable commercial terms for the joint development and/or commercialization of products in the Blood Screening Field incorporating such Alternative Technology pursuant to the collaboration established by this Agreement.
               (e) If Novartis or its Affiliate elects Option 1 with respect to the Alternative Technology, but the parties are unable to reach agreement on commercially reasonable terms for the joint development and/or commercialization of any product following good faith negotiations, Novartis or its Affiliate may proceed with product development or commercialization only if Novartis grants Gen-Probe a license of the Novartis IP Rights, on reasonable commercial terms similar to those granted Third Parties, permitting Gen-Probe and its Affiliates to make, have made, use, sell, and import under Gen-Probe’s brands and trademarks the Impacted Products. The license to Gen-Probe for an Impacted Product shall be effective on a country-by-country basis and Impacted Product-by-Impacted Product basis as of the first date on which (i) Novartis or its Affiliate has commenced sales in such country of the Alternative Technology product and (ii) the number of blood donations screened with an Impacted Product in such country for any calendar quarter have declined as a result of the introduction of the Alternative Technology product by at least [...***...] (the “Option 1 Threshold
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Decline”) from the number of donations screened with such Impacted Product in either (x) the quarter immediately proceeding Novartis’s written notice to Gen-Probe of the Alternative Technology or (y) the corresponding quarter for the prior calendar year. Upon the effective date of Gen-Probe’s right to sell under the license, Novartis’s rights under the Agreement with respect to the Impacted Product shall be modified to be co-exclusive with the right of Gen-Probe and its Affiliates to promote, market and sell the Impacted Product for use in the Blood Screening Field.
               (f) If Novartis or its Affiliate elects Option 2 with respect to an Alternative Technology other than viral reduction or viral inactivation, Novartis or its Affiliate may proceed with product development or commercialization only if Novartis grants Gen-Probe a license of the Novartis IP Rights, on reasonable commercial terms similar to those granted Third Parties, permitting Gen-Probe and its Affiliates to make, have made, use, sell, and import under Gen-Probe’s brands and trademarks the Impacted Products. The license to Gen-Probe for an Impacted Product shall be effective on a country-by-country basis and Impacted Product-by-Impacted Product basis as of the first date on which (i) Novartis or its Affiliate has commenced sales in such country of the Alternative Technology product and (ii) the number of blood donations screened with an Impacted Product in such country for any calendar quarter has declined as a result of the introduction of the Alternative Technology product by at least [...***...] from the number of donations screened with such Impacted Product in either (x) the quarter immediately proceeding Novartis’s written notice to Gen-Probe of the Alternative Technology or (y) the corresponding quarter for the prior calendar year (the “Option 2 [...***...] Threshold”); provided that the license shall permit Gen-Probe and its Affiliates to undertake activities prior to such date that are necessary to enable Gen-Probe and its Affiliates to sell the Impacted Product as of such date. If Novartis or its Affiliate elects Option 2 with respect to an Alternative Technology for viral reduction or viral inactivation, the license to Gen-Probe shall be effective on a country-by-country basis and Impacted Product-by-Impacted Product basis as of the first date on which (iii) Novartis or its Affiliate has commenced sales in such country of the Alternative Technology product and (iv) the number of blood donations screened with an Impacted Product in such country for any calendar quarter has declined as a result of the introduction of the Alternative Technology product (the “Option 2 Viral Reduction Threshold”), and the Option 2 [...***...] Threshold shall not apply. Upon the effective date of Gen- Probe’s right to sell under a license, Novartis’s rights under this Agreement with respect to the Impacted Product shall be modified to be co-exclusive with the right of Gen-Probe and its Affiliates to promote, market and sell the Impacted Product for use in the Blood Screening Field.
               (g) For purposes of this Section 3.2, “country-by-country” shall mean, with respect to Germany, the United Kingdom, France, and Italy (the “Major European Markets”), each country individually and/or the four countries considered in the aggregate. By way of example, the Option 2 [...***...] Threshold would be triggered as to France as a result of the requisite percentage decline in the number of screened blood donations in France and would also be triggered in France (and the other Major European Markets) as a result of the requisite percentage decline in the number of screened blood donations in the Major European Markets considered in the aggregate.
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          3.2.6 Nothing contained in this Section 3.2 shall preclude Gen-Probe from developing, manufacturing, using or selling nucleic acid probes to ribosomal RNA pursuant to U.S. Patent No. 4,851,330, or U.S. Patent No. 5,288,611 and divisional, continuations, continuations-in-part, reissues, renewals, extensions or additions. Gen-Probe shall be entitled to use Hybridization Protection Assays (HPA) in connection with any such nucleic acid probes to ribosomal RNA. In the event that Gen-Probe commercializes any such product for the Blood Screening Field, Gen-Probe shall grant Novartis a right of first refusal to elect to become, on reasonable commercial terms to be negotiated in good faith, the exclusive distributor for such product for the Blood Screening Field in the United States and/or in Japan. Gen-Probe shall reasonably consider extending such a right of first refusal as to other countries for which it has a right to do so.
ARTICLE 4
SUPERVISORY BOARD
     4.1 Supervisory Board.
          4.1.1 Generally; Composition. The Development Programs for the Products in the Blood Screening Field shall be overseen by the Supervisory Board. The Supervisory Board shall be available to address escalated unresolved conflicts between the parties under this Agreement and shall provide executive-level strategy assessments regarding the subject matter of this Agreement. The Supervisory Board shall be comprised of three (3) named representatives of Gen-Probe and three (3) named representatives of Novartis. Each party shall appoint its respective representatives to each Supervisory Board from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change.
          4.1.2 Meetings. Each Supervisory Board shall meet not less than once each calendar quarter during the term of this Agreement, on such dates and at such times and places as agreed to by Gen-Probe and Novartis, alternating between San Diego and Emeryville, or such other locations as the parties shall agree. All meetings shall be set at times and places to be mutually agreed.
          4.1.3 Actions. Each party’s representatives shall collectively have one vote as to all matters. Any approval, determination or other action agreed to by both parties’ representatives shall be the approval, determination or other action of the Supervisory Board. All board actions require a unanimous vote. Any matters as to which the Supervisory Board cannot reach a unanimous vote shall be presented to the parties’ respective presidents for consideration, in accordance with ARTICLE 11.
          4.1.4 Reports. Within thirty (30) days following each Supervisory Board meeting during the term of this Agreement, the Supervisory Board shall prepare and provide to each party a reasonably detailed written summary report which shall describe any approval, determination or other action by the Supervisory Board.

     4.2 Operating Committee.
          4.2.1 Purpose. The Novartis/Gen-Probe operating committee (“Operating Committee”) has been established by the Supervisory Board to oversee Development Programs and related operations to ensure effective execution and alignment such that the collaboration can endeavor to act as one business. The Operating Committee will recommend prioritization of activities and initiate, review and report on projects designed to increase shareholder value within both parties.
          4.2.2 Activities. Expected Operating Committee activities will include: (a) oversight of day-to-day operations and related decision making; (b) increasing efficiencies and reducing unnecessary redundant activities through techniques such as value stream mapping and other relevant processes; (c) project review and reporting; (d) issue resolution; (e) selection of appropriate business metrics; (f) oversight of preparation for Supervisory Board topics; and (g) making recommendations to the Supervisory Board.
          4.2.3 Composition. The Operating Committee will be comprised of functional representatives of both parties representing core activities, such as: Marketing, Finance, Supply Chain, Quality, Regulatory, R&D, and Alliance Management. Each party may appoint its respective representatives and may substitute one or more of its representatives in its sole discretion, effective upon notice to the other party.
          4.2.4 Operation. The Operating Committee will establish its own charter and committee rules of operation, but will perform all activities at the behest of and subject to the overall authority of the Supervisory Board.
ARTICLE 5
SUPPLY TERMS
     5.1 Manufacture and Sale. On the terms and subject to the conditions of this ARTICLE 5, Gen-Probe shall manufacture, or have manufactured, sell and deliver to Novartis, and Novartis shall purchase from Gen-Probe, such amounts of the Products, as Novartis orders pursuant to Section 5.3 and Section 5.4 below. Gen-Probe shall cause its subcontract manufacturers, if any, to comply with the provisions of this ARTICLE 5. Gen-Probe acknowledges that Affiliates of Novartis have the right to purchase Products pursuant to the terms of this Agreement. Gen-Probe shall use Commercially Reasonable Efforts to meet the market demand for the Products as to which it has undertaken an obligation to manufacture.
     5.2 Manufacturing Practices.
          5.2.1 Specifications. Gen-Probe shall manufacture all the Products under this Agreement in accordance with all applicable laws and regulations and in conformity with the product specifications.

          5.2.2 Audit. Novartis shall have the right, at its sole expense, to audit Gen-Probe for compliance with Section 5.2.1 upon reasonable notice during normal business hours and not more than once in each calendar year (or such additional times as may be necessary to ensure compliance with all material requirements).
          5.2.3 Certificates of Analysis. Gen-Probe shall provide certificates of analysis to Novartis for all the Blood Screening Assays manufactured and supplied hereunder based upon a reference standard reasonably proposed by Gen-Probe and acceptable to Novartis.
          5.2.4 Quality Control Information. Upon the reasonable request of Novartis, Gen-Probe shall provide Novartis with such reasonable information, including analytical and manufacturing documentation, requested by Novartis regarding quality control, stability data and shipping validation for Products. Novartis shall treat all such information disclosed pursuant to this Section as confidential information of Gen-Probe subject to the provisions of ARTICLE 7 below.
     5.3 Blood Screening Assays: Forecasts and Orders; Purchase Obligation; Purchase Orders; Inventory; Supply Obligation; Delivery and Acceptance.
          5.3.1 Blood Screening Assays Forecasts.
               (a) On or before the first (1st) day of each calendar month during the term of this Agreement, Novartis shall provide to Gen-Probe a Forecast, covering the period commencing the calendar month immediately succeeding the month in which the Forecast is delivered (for example, on January 1, Novartis will deliver a rolling twelve (12) month Forecast commencing February 1), showing Novartis’s estimated purchase requirements over the period covered by the Forecast. The Forecast shall include purchase requirements, at the following level of detail:
               (i) for the first (1st), second (2nd), and third (3rd) calendar months covered by the Forecast, the Forecast shall specify the Blood Screening Assays by packaging configuration, including kit size and/or catalogue part number, and associated quantities for purchase from Gen-Probe by Novartis in such three-month period;
               (ii) for the fourth (4th), fifth (5th), and sixth (6th) calendar months covered by the Forecast, the Forecast shall specify the Blood Screening Assays and ancillary materials, by labeling requirement detailed according to the provisions of Schedule 5.3.1(a), attached hereto, and associated quantities that Novartis expects to order from Gen-Probe by Novartis in such period; and
               (iii) for the seventh (7th) through twelfth (12th) calendar months covered by the Forecast, the Forecast shall specify the estimated purchase requirements, by test, and associated quantities that Novartis expects to order from Gen-Probe by Novartis in such period.

               (iv) Subject to the additional provisions set forth in subparagraph (v) below, in each Forecast delivered, Novartis may not (A) amend the quantities of Blood Screening Assays from the quantities specified for the first (1st), second (2nd) and third (3rd) calendar months in the immediately preceding Forecast; (B) amend the quantities of Blood Screening Assays specified in the Forecast for the fourth (4th), fifth (5th) and sixth (6th) calendar months in the immediately preceding Forecast to an amount that is less than ninety percent (90%) nor more than one hundred-ten percent (110%) of the amount forecasted when the month being amended was the sixth (6th) calendar month; (C) amend the quantities of Blood Screening Assays specified in the Forecast for the seventh (7th) calendar month in the immediately preceding Forecast as it transitions to the sixth (6th) calendar month in the delivered Forecast to an amount that is less than eighty percent (80%) nor more than one hundred thirty percent (130%) of the quantity of Blood Screening Assays specified in the previous Forecast when the month in question was the seventh (7th) calendar month; or (D) amend the quantities of Blood Screening Assays specified in the Forecast for the eighth (8th) calendar month in the immediately preceding Forecast as it transitions to the seventh (7th) calendar month in the delivered Forecast to an amount that is less than eighty percent (80%) nor more than one hundred forty percent (140%) of the quantity of Blood Screening Assays specified in the previous Forecast when the month in question was the eighth (8th) calendar month. For example, on January 1, Novartis will deliver a Forecast in which February is the first (1st) calendar month and September is the eighth (8th) calendar month of the Forecast. If Novartis estimates in such Forecast that in August, the seventh (7th) calendar month, it will require 100,000 tests, Novartis may not decrease its Forecast below 80,000 tests nor increase it above 130,000 tests as that month transitions to the sixth (6th) calendar month in the next Forecast. Similarly, if Novartis estimates in a Forecast that in September, the eighth (8th) calendar month, it will require 100,000 tests, then in the subsequent Forecast Novartis may not decrease its Forecast below 80,000 tests nor increase it above 140,000 tests when that month transitions to the seventh (7th) calendar month. For purpose of the convenience of reference hereafter, the Forecast delivered in which the applicable calendar month is the eighth (8th) month is referred to as the “original Forecast”; and the quantity as forecast in any subsequent Forecast, amended as permitted under this Section (i.e., the Forecast delivered in which the applicable month transitions to the next lower month, such as from the eighth (8th) month to the seventh (7th)), is referred to as the “amended Forecast.”
               (v) Notwithstanding the provisions of subparagraph (iv) above, the parties acknowledge that Gen-Probe incurs substantial expense ramping up production and otherwise preparing to meet quantities forecasted by Novartis, even in periods commencing the seventh (7th) calendar month and beyond in the then-current Forecast. Therefore, the parties agree that Novartis may not reduce the Forecast down under subparagraph (iv)(B) and (C), above, in the aggregate to an amount that is less than eighty percent (80%) of the highest quantity of Blood Screening Assays specified in any Forecast. (For example, on January 1, Novartis will deliver a Forecast in which February 1 is the first (1st) month and September is the eighth (8th) month of the Forecast. If Novartis estimates in such Forecast that in September it will require 100,000 tests, then Novartis may not amend the Forecast, at any time or in the aggregate, to an amount that is less than 80,000 tests deliverable in September. In addition, if, in the subsequent

Forecast when the month in question transitions from the eighth (8th) to the seventh (7th) month, Novartis increases the Forecast of the month in question from 100,000 tests to 120,000 tests, then Novartis may not amend the Forecast to an amount that is less than 96,000 tests deliverable in September (i.e., 80% of 120,000). Similarly, if in the next Forecast, when the month in question transitions from the seventh (7th) to the sixth (6th) month, Novartis further increases the Forecast to 150,000 tests, then Novartis may not amend the Forecast to an amount that is less than 120,000 tests deliverable in September (i.e., 80% of 150,000).
               (b) Commencing in the first full month following the Effective Date, the parties shall meet monthly, on or before the twenty-third (23rd) day of each calendar month, to review the previous month’s performance and the current Forecast and production plan for the purpose of making production planning and inventory management decisions necessary to meet Customer supply needs in a cost-efficient manner. Such production planning meetings shall be attended by qualified members of each party, and shall be sponsored by each party’s senior supply chain executive.
               (c) In the event that any disagreement arises between the parties pursuant to the obligations imposed in this Section 5.3.1, the parties shall submit such dispute first to a discussion between responsible managers, and if they cannot agree, then to the Supervisory Board for resolution as soon as is reasonably achievable. In the event that the Supervisory Board is (i) unable to resolve the issue at its next meeting, or (ii) is unable or unwilling to meet within the thirty (30) day period after submittal of the issue to the Supervisory Board, then the issue shall be referred by the parties for resolution in accordance with the terms of ARTICLE 11 herein.
          5.3.2 Blood Screening Assays Purchase Obligation.
               (a) Novartis shall be required to purchase, in the respective month, the quantity of Blood Screening Assays, by part number, specified in each Forecast for the first (1st), second (2nd) and third (3rd) calendar months covered by each Forecast. If any Forecast fails to conform with the provisions of Section 5.3.1, considered in the aggregate, then for purposes of determining Novartis’s purchase obligation under this Section 5.3.2(a) such non-conforming Forecast shall be revised to comply with such provisions of Section 5.3.1.
               (b) Notwithstanding anything in this Agreement to the contrary, the expiration or sooner termination of this Agreement, other than a termination by Novartis for default of Gen-Probe in accordance with the provisions of Section 10.2.1 and subject to the provisions of Section 12.2 governing force majeure events, shall not operate to extinguish Novartis’s obligation to purchase the quantity of Blood Screening Assays specified in accordance with Section 5.3.1 through the eighth (8th) calendar month covered by the Forecast in effect as of the effective date of expiration or sooner termination.
               (c) In the event that any disagreement arises between the parties pursuant to the obligations imposed in this Section 5.3.2, the parties shall submit such dispute first to a discussion between responsible managers, and if they cannot agree, then to the Supervisory Board for resolution as soon as is reasonably achievable. In the event that the

Supervisory Board is (i) unable to resolve the issue at its next meeting, or (ii) is unable or unwilling to meet within the thirty (30) day period after submittal of the issue to the Supervisory Board, then the issue shall be referred by the parties for resolution in accordance with the terms of ARTICLE 11 herein.
          5.3.3 Blood Screening Assays Purchase Orders.
               (a) Novartis or its Affiliates shall submit to Gen-Probe binding Purchase Orders on or before the fifth (5th) day of each calendar month during the term hereof covering the Blood Screening Assays forecasted by Novartis for the third (3rd) calendar month covered by the then-current Forecast (for example, on January 5, Novartis or its Affiliates will submit Purchase Orders for Blood Screening Assays to be delivered in April). Each Purchase Order shall be in writing and reasonably similar to the sample Purchase Order attached hereto as Schedule 5.3.3. Each Purchase Order shall specify the quantity of Blood Screening Assays ordered (by packaging configuration, including kit size and/or catalogue part number), the place of delivery, the requested delivery date, and such other information as Gen-Probe reasonably requests. Novartis or its Affiliates may not request a delivery date for any Blood Screening Assays that is less than eighty-five (85) days or more than ninety-five (95) days after the date of the applicable Purchase Order (for example, a Purchase Order submitted to Gen-Probe on January 5 may only specify a delivery date between the first and the tenth of April).
               (b) Purchase Orders submitted to Gen-Probe by Novartis or its Affiliates shall be binding on Gen-Probe as to that quantity of Blood Screening Assays set forth in the then-current Forecast for such calendar month. If the quantity of any Blood Screening Assays ordered by Novartis and its Affiliates in aggregate for any calendar month exceeds the quantity of such Blood Screening Assays set forth in the then-current Forecast for such month, then Gen-Probe shall use Commercially Reasonable Efforts to deliver the amount of Blood Screening Assays in excess of the forecasted amount. Gen-Probe shall provide Novartis and its Affiliates with written notice of the anticipated delivery date for such additional Blood Screening Assays.
               (c) In the event that the Purchase Orders received from Novartis and its Affiliates herein fail to order in aggregate Blood Screening Assays of the types and in the amounts specified in the then-current Forecast for the applicable calendar month, Gen-Probe shall have the right to reject such Purchase Order(s). Gen-Probe shall notify Novartis in writing within ten (10) days of receipt of such Purchase Order(s). If not rejected by Gen-Probe within ten (10) days of receipt, such Purchase Order(s) shall be deemed accepted by Gen-Probe. In the event that Gen-Probe rejects a Purchase Order Novartis or its Affiliate shall have five (5) days to correct the Purchase Order and resubmit it to Gen-Probe.
               (d) In the event that any disagreement arises between the parties pursuant to the obligations imposed in this Section 5.3.3, the parties shall submit such dispute first to a discussion between responsible managers, and if they cannot agree, then to the Supervisory Board for resolution as soon as is reasonably achievable. In the event that the Supervisory Board is (i) unable to resolve the issue at its next meeting, or (ii) is unable or unwilling to meet within the thirty (30) day period after submittal of the issue to the Supervisory

Board, then the issue shall be referred by the parties for resolution in accordance with the terms of ARTICLE 11 herein.
               (e) In the event of a conflict between the terms and conditions of any Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail.
          5.3.4 Blood Screening Assays Inventory.
               (a) The parties agree that the amount of inventory sufficient to ensure uninterrupted testing by Customers in the event of a disruption of supply of Blood Screening Assays from Gen-Probe is a minimum of (5) months’ forward demand for such Blood Screening Assays, as determined by the most current Forecast. Accordingly, Novartis shall purchase and maintain a minimum of a five (5) months’ inventory of Blood Screening Assays based on the latest Forecast. Compliance with this inventory requirement shall be determined by comparing the five (5) months’ forward demand as determined by the most current Forecast against the aggregate of the following: (i) inventory maintained at Novartis or its Affiliate’s warehousing facilities; (ii) finished goods inventory on hand at Gen-Probe or in-transit from Gen-Probe; and (iii) a reasonable estimate of inventory held by Third Party or Affiliated distributors, all of (i) through (iii) measured for each Blood Screening Assay on a global basis.
               (b) Notwithstanding the foregoing, Gen-Probe shall maintain sufficient inventory of raw materials and work in progress as necessary to meet the production requirements for Novartis’s commitments for the first through eighth months of Novartis’s most current Forecast.
               (c) Each party shall give an independent certified public accounting firm selected by the other party access to the applicable records (and the applicable records of any Affiliate) for the purpose of permitting the audit, at the auditing party’s expense and in accordance with Section 6.6 of this Agreement, of compliance with this Section 5.3.4.
          5.3.5 Blood Screening Assays Supply Obligation.
               (a) Gen-Probe shall be required to supply in any given month the quantity of Blood Screening Assays ordered by Novartis or its Affiliates pursuant to Purchase Orders as to that quantity of Blood Screening Assays set forth in the then-current Forecast for such month, as the forecasted demand may be amended as permitted in Section 5.3.1(a)(iv) above. If Gen-Probe becomes aware of any fact indicating that Gen-Probe may be unable to meet Novartis’s forecasted demand as specified in the original Forecast as to any Blood Screening Assay or indicating that Gen-Probe may be unable to meet Novartis’s forecasted demand as specified in an amended Forecast permitted under Section 5.3.1(a)(iv), Gen-Probe shall promptly provide written notice of such fact to Novartis’s senior supply chain executive. The parties’ senior supply chain executives shall meet and attempt to agree upon a resolution, including exploring ways to meet such increased demand. If the parties cannot agree on such a resolution, then the issue will be referred to the Supervisory Board for resolution no later than the later to occur of (i) thirty (30) days after such referral, or (ii) the next regularly scheduled Supervisory Board meeting. If the Supervisory Board fails to resolve the issue, the parties may invoke the provisions of ARTICLE 11 herein. The failure of Gen-Probe to supply that quantity of Blood Screening Assays in a Novartis Purchase Order in excess of Novartis’s forecasted demand as specified in the then-current Forecast or amended Forecast, as permitted under Section 5.3.1(a)(iv) for such month, shall not trigger the Novartis manufacturing rights set forth in Section 3.1.8(b) of the Agreement.
               (b) As of the Effective Date, and except as otherwise stated below or as may be otherwise agreed by the parties subject to Sections 3.1.9(e) and (f) of this Agreement, Gen-Probe shall ensure that the expiration date for Blood Screening Assays and Ancillary Products supplied to Novartis shall be no earlier than (i) eleven (11) months after the date of shipment to Novartis or its Affiliate if designated for export; and (ii) eight (8) months after the date of shipment to Novartis or its Affiliate if designated for sale by Novartis in the United States. Recognizing that expiration dating is directly related to order volume, manufacturing lot size, and Manufacturing Costs, the parties shall work together in an effort to increase the minimum expiration dating for Blood Screening Assays delivered to Novartis to twelve (12) months. The Syscheck, Flashcheck, and System Fluid Preservative Ancillary Products shall not be subject to the minimum expiration dating requirement set forth above, but the expiration date for such Ancillary Products shall be no earlier than five (5) months after the date of shipment to Novartis. Novartis shall not be required to hold any minimum amount of inventory of such Ancillary Products and the parties shall work together in an effort to increase the minimum expiration dating for such Ancillary Products to six (6) months when delivered to Novartis.
          5.3.6 Blood Screening Assays Delivery and Acceptance.
               (a) All Blood Screening Assays purchased by Novartis or its Affiliates under this Agreement shall be shipped f.o.b. place of manufacture to such location as designated by Novartis or its Affiliates in the applicable Purchase Order. Novartis or its Affiliates shall have the right to select the carrier.
               (b) Novartis or its Affiliates shall be responsible for all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Blood Screening Assays purchased by Novartis or its Affiliates to such location designated by Novartis or its Affiliates in the applicable Purchase Order. Gen-Probe shall, to the extent possible, charge such expenses to Novartis’s carrier accounts or pre-pay such charges. When Gen-Probe pre-pays such charges, it shall invoice such charges to Novartis in reasonable detail, specifying the Blood Screening Assays to which such charges apply. Novartis shall pay all such invoices within thirty (30) days of date of invoice.
     5.4 Blood Screening Instruments: Forecasts; Purchase Orders and Purchase Obligation; Supply Obligation; Shipping and Delivery; Engineering Change Notification.
          5.4.1 Blood Screening Instrument Forecasts. With respect to Forecasts of Blood Screening Instruments: (i) Novartis shall submit Forecasts for Tigris Instruments to Gen-Probe in accordance with the provisions set forth in this Section 5.4.1 and (ii) Novartis shall not be required to submit Forecasts for Component Instruments and for Spare Parts, but Novartis shall place orders for Component Instruments and for Spare Parts in accordance with Section 5.4.2(b) and Section 5.4.2(c) below, respectively.

               (a) On or before the first (1st) day of the first month of each calendar quarter (i.e., January, April, July and October) during the term of this Agreement, Novartis shall provide to Gen-Probe a fifteen (15) month rolling Forecast for delivery of Tigris Instruments, covering the period commencing on the first calendar month of the quarter. For example, on or before January 1, 2009, Novartis will deliver a Forecast showing Novartis’s estimated purchase requirements for the period covering January 1, 2009 through April 1, 2010. This Forecast may be provided more frequently, upon mutual written agreement by the parties. The first twelve (12) months of each rolling Forecast submitted to Gen-Probe by Novartis shall be fixed and binding upon the parties.
               (b) The parties shall meet monthly, on or before the twenty-third day of each calendar month, to review the most recent Forecast submitted by Novartis, the status of prior Blood Screening Instrument forecasts and allocations, and production planning for future deliveries of Tigris Instruments. The purpose of these meetings will be to make decisions concerning ordering Blood Screening Instruments, production planning, and inventory allocation, as necessary to meet Novartis’s and Gen-Probe’s supply chain needs in a cost efficient manner. Such meetings shall be attended by qualified members of each party and shall be sponsored by the parties’ senior supply chain executives. The meeting agenda shall include a review of Novartis’s Forecasts for Tigris Instrument deliveries, the Blood Screening Instrument production schedule, and the allocation, as between Novartis and Gen-Probe, of Tigris Instruments to be delivered during each month of the remaining Forecast period following the meeting. Once the allocation described in the foregoing sentence is agreed upon, neither party may change its allocation of Tigris Instruments for the period covered by the plan without the express written consent of both parties. This agreed plan is henceforth referred to as the “Tigris Instrument Allocation Plan.”
               (c) Both parties acknowledge that Gen-Probe incurs substantial expense involved in purchasing the parts required to manufacture Tigris Instruments for use by Gen-Probe in the Clinical Diagnostic Field and for use by Novartis in the Blood Screening Field in that these parts must be purchased nine (9) months in advance of the delivery of a Tigris Instrument. At the monthly meetings mentioned in the paragraph above, Novartis and Gen-Probe will review the inventory of Blood Screening Instrument parts required for Tigris Instrument production. Novartis and Gen-Probe participants in such meeting will jointly confirm the amount of Tigris Instrument parts to be purchased to cover forecasted deliveries of manufactured Blood Screening Instruments as scheduled in the Tigris Instrument Allocation Plan, recognizing the nine (9) month lead time between ordering parts and the delivery of manufactured Blood Screening Instruments. The parties acknowledge that purchases of Spare Parts and other Ancillary Products may be reasonably increased to facilitate economical order quantities.

          5.4.2 Blood Screening Instruments Purchase Orders and Purchase Obligation.
               (a) Tigris Instruments. Novartis or its Affiliates shall place binding purchase orders for Tigris Instruments (“Tigris Instrument Purchase Orders”) as set forth in this Section 5.4.2(a).
               (i) Novartis or its Affiliates shall submit Tigris Instrument Purchase Orders in writing by registered mail, facsimile or email, addressed to the attention of the Gen-Probe Customer Service Department. Each Tigris Instrument Purchase Order shall specify the quantity of Tigris Instruments ordered, the place of delivery for completed Tigris Instruments, and such other information as Gen-Probe reasonably requests in writing. Gen-Probe shall confirm acceptance or rejection of each Novartis Tigris Instrument Purchase Order within five (5) business days of receipt of such Tigris Instrument Purchase Order. In the event of a conflict between the terms and conditions of any Tigris Instrument Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail. Each Tigris Instrument Purchase Order for manufactured Tigris Instruments shall include Novartis or its Affiliate’s shipping instructions, which may require shipment by Gen-Probe or its designee to multiple locations.
               (ii) Novartis or its Affiliates shall submit, on or before the first day of the current calendar quarter, binding Tigris Instrument Purchase Orders for Tigris Instruments to cover the fixed twelve (12) month period commencing on the first day of the current calendar quarter, for delivery to Novartis or its Affiliates pursuant to the most recent Tigris Instrument Allocation Plan. For example, on or before January 1, 2009, Novartis or its Affiliates shall submit to Gen-Probe Tigris Instrument Purchase Orders for all Tigris Instruments represented in the current Tigris Instrument Allocation Plan for the period covering January 1, 2009 through December 31, 2009. If such Tigris Instrument Purchase Orders do not match the then-current Tigris Instrument Allocation Plan, Gen-Probe’s acceptance of deviations to such Tigris Instrument Allocation Plan will be at Gen-Probe’s discretion.
               (iii) Each Novartis Tigris Instrument Purchase Order for completed Tigris Instruments shall be submitted no less than (12) twelve months prior to the month in which delivery was requested in the most recent Tigris Instrument Allocation Plan. Each Tigris Instrument Purchase Order shall be for no less then the number of Tigris Instruments specified for the applicable month in the most recent Tigris Instrument Allocation Plan.
               (b) Component Instruments. Novartis or its Affiliates shall place binding Purchase Orders for Component Instruments (“Component Instrument Purchase Orders”) with Gen-Probe as set forth in this Section 5.4.2(b).
               (i) Novartis or its Affiliates shall submit such Component Instrument Purchase Orders in writing by registered mail, facsimile or email, addressed to the attention of the Gen-Probe Customer Service Department. Each Component Instrument Purchase Order shall specify the quantity of each Component Instrument ordered, the place of delivery, and such other information as Gen-Probe reasonably requests. As of the Effective Date, Gen-Probe has provided Novartis with the minimum lead times required for deliveries of Component Instruments, which may be adjusted upon reasonable notice to the extent any manufacturer of Component Instruments changes its lead time requirements. If the Component Instrument Purchase Order specifies a delivery date that complies with the minimum required lead time, Gen-Probe shall confirm acceptance or rejection of each Novartis Component Instrument Purchase Order within five (5) business days of receipt of such Component Instrument Purchase Order. If the Component Instrument Purchase Order specifies a delivery date that complies with the minimum required lead time and if Gen-Probe fails to respond to Novartis or its Affiliates within said five (5) business days, the Component Instrument Purchase Order shall be deemed accepted by Gen-Probe as issued by Novartis or its Affiliates with respect to the quantity, shipping schedule, and shipping instructions. Likewise, if Novartis or its Affiliates fail to respond to Gen-Probe’s written response within five (5) business days of Novartis or its Affiliate’s receipt of such written response, then the modifications to the Component Instrument Purchase Order set forth in such Gen-Probe written response shall be deemed accepted by Novartis. In the event of a conflict between the terms and conditions of any Component Instrument Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail.
               (ii) Component Instrument Purchase Orders for each Blood Screening Instrument must be placed with a requested delivery date far enough in advance to allow the manufacturer the time required to manufacture and release the Blood Screening Instrument. Component Instrument Purchase Orders for Blood Screening Instruments that do not meet the lead time requirements must be submitted to Gen-Probe for review and approval; Gen-Probe shall have no obligation with respect to any such Component Instrument Purchase Order until Gen-Probe has affirmatively approved quantities and delivery dates. Once the quantities and delivery dates are agreed upon, Gen-Probe will forward the short lead time Component Instrument Purchase Order to the manufacturer or supplier.
               (c) Spare Parts. Novartis or its Affiliates shall order Spare Parts for Tigris Instruments directly from the supplier/manufacturer, (e.g., KMC Systems, Inc) and Novartis shall order Spare Parts for the front-end pipettor and the reagent addition station components of the ESAS2 Instrument directly from STRATEC Biomedical Systems AG. Novartis shall place binding Purchase Orders for Spare Parts for Component Instruments (“Spare Parts Purchase Orders”) as set forth in this Section 5.4.2(c).
               (i) Novartis or its Affiliates shall submit Spare Parts Purchase Orders in writing by registered mail, telefax or email, addressed to the attention of the Gen-Probe Customer Service Department. Each Spare Parts Purchase Order shall specify (A) the quantity of each Spare Part ordered, (B) the requested shipping schedule for such Spare Parts, (C) shipment instructions for such Spare Parts, which may require shipment by Gen-Probe or its designee to multiple locations, and (D) such other information as Gen-Probe reasonably requests. With the exception of such quantity, shipping schedule, shipping instructions, and information requested by Gen-Probe, and unless otherwise mutually agreed in writing by the parties, all other terms and conditions of any Spare

Parts Purchase Order shall be null and void. In the event of a conflict between the terms and conditions of any Spare Parts Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail.
               (ii) Gen-Probe will provide to Novartis or its Affiliates a written response to each Spare Parts Purchase Order within five (5) business days of Gen-Probe’s receipt of such Spare Parts Purchase Order, indicating either that the terms of the Spare Parts Purchase Order are acceptable as stated, or setting forth necessary adjustments. As of the Effective Date, Gen-Probe has provided Novartis with the minimum lead times required for deliveries of Spare Parts for Component Instruments, which may be adjusted upon reasonable notice to the extent any manufacturer of Spare Parts for Component Instruments changes its lead time requirements. If the Spare Parts Purchase Order specifies a delivery date that complies with the minimum required lead time and if Gen-Probe fails to respond to Novartis or its Affiliates within said five (5) business days, the Spare Parts Purchase Order shall be deemed accepted by Gen-Probe as issued by Novartis or its Affiliates with respect to the quantity, shipping schedule, and shipping instructions. Likewise, if Novartis or its Affiliates fail to respond to Gen-Probe’s written response within five (5) business days of Novartis or its Affiliate’s receipt of such written response, then the modifications to the Spare Parts Purchase Order set forth in such Gen-Probe written response shall be deemed accepted by Novartis.
               (iii) Spare Parts Purchase Orders that do not meet the lead time requirements must be submitted to Gen-Probe for review and approval. Gen-Probe shall have no obligation with respect to any such Spare Parts Purchase Order until Gen-Probe has affirmatively approved quantities and delivery dates. Once the quantities and delivery dates are agreed upon, Gen-Probe will forward the short lead time Spare Parts Purchase Order to the manufacturer or supplier.
               (iv) Novartis shall pay Gen-Probe the amount of each accepted Spare Parts Purchase Order for Spare Parts within thirty (30) days following delivery and receipt of the invoice for such Spare Parts.
               (d) Emergency Purchase Orders. Either party may submit a purchase order for expedited shipment for a part or parts of a Blood Screening Instrument in response to an “instrument down” situation in which the party submitting the purchase order does not have a required part(s) in inventory in a stock location(s) from which the part(s) could be obtained within the time required to meet the customer requirements for repair of the applicable Blood Screening Instrument (such purchase order, an “Emergency Purchase Order”). If the other party has the required part(s) in inventory, it will make every commercially reasonable effort to supply the needed part(s) as soon as possible.

          5.4.3 Blood Screening Instruments Supply Obligation
               (a) Tigris Instruments.
               (i) Gen-Probe shall use its best efforts to obtain from the supplier/manufacturer and supply to Novartis or its Affiliates in any given month, the quantity of Tigris Instruments ordered by Novartis or its Affiliates pursuant to a Tigris Instrument Purchase Order in accordance with the quantity of Tigris Instruments set forth in the then-current Tigris Instrument Allocation Plan for such month. If Gen-Probe becomes aware of any fact indicating that Gen-Probe may be unable to meet Novartis or its Affiliate’s demand as specified in an agreed upon Tigris Instrument Allocation Plan, Gen-Probe will immediately notify Novartis. The parties shall communicate and attempt to agree upon a resolution, including exploring ways to meet such demand.
               (ii) Gen-Probe will make every commercially reasonable effort to deliver the latest version of each Tigris Instrument at the time of manufacturing.
               (iii) Gen-Probe will use Commercially Reasonable Efforts to supply Tigris Instruments that Novartis or its Affiliates may request that are in addition to those agreed upon in the Tigris Instrument Allocation Plan. Novartis or its Affiliates shall provide Gen-Probe with as much notice as possible if and when Novartis or its Affiliates requests additional Tigris Instruments. Gen-Probe shall provide Novartis or its Affiliates with notice of the anticipated delivery date for such additional Tigris Instruments.
               (iv) If for any three (3) months in any twelve-month period Gen-Probe fails to supply Novartis with Novartis or its Affiliates’ aggregate monthly requirements of a Blood Screening Instrument, ordered by Novartis or its Affiliates in accordance with this Agreement, within forty-five (45) days after the requested delivery date, then Novartis or its Affiliates shall have the right to place orders directly with the Blood Screening Instrument manufacturer, unless Gen-Probe’s failure to supply was caused by the manufacturer.
               (b) Component Instruments. Gen-Probe shall use its best efforts to obtain from the manufacturer and supply to Novartis or its Affiliates in any given month the quantity of Component Instruments ordered by Novartis or its Affiliates pursuant to a Component Instrument Purchase Order. If Gen-Probe becomes aware of any fact indicating that Gen-Probe may be unable to meet Novartis or its Affiliates’ demand as specified in a Component Instrument Purchase Order, Gen-Probe will immediately notify Novartis. The parties shall communicate and attempt to agree upon a resolution, including exploring ways to meet such demand.
               (c) Spare Parts
               (i) For those Spare Parts properly and timely identified on Spare Parts Purchase Orders submitted to Gen-Probe by Novartis or its Affiliates, Gen-Probe shall use its best efforts to obtain from the supplier/manufacturer and supply to Novartis or its Affiliates in any given month the quantity of Spare Parts ordered by Novartis or its Affiliates. Gen-Probe will routinely monitor overdue Spare Parts

Purchase Orders and work with their suppliers to assign new delivery dates. If Gen-Probe becomes aware of any fact indicating that Gen-Probe may be unable to meet the terms of a Novartis Spare Parts Purchase Order for any Spare Part, Gen-Probe will immediately notify Novartis Purchasing. The parties shall communicate and attempt to agree upon a resolution, including exploring ways to meet such demand.
               (ii) If Novartis or its Affiliates requires Spare Parts to be delivered earlier than the lead times specified in this Agreement for such Spare Parts, Gen-Probe shall use its Commercially Reasonable Efforts to supply in accordance with Novartis or its Affiliates’ requested delivery dates, and shall provide Novartis or its Affiliates with notice of the anticipated delivery date for such Spare Parts. Novartis or its Affiliates shall provide Gen-Probe with as much advance notice as possible if and when Novartis or its Affiliates so requests early delivery of Spare Parts. The parties hereby acknowledge and agree that in any event, Gen-Probe shall not be in breach of its obligations hereunder for not satisfying delivery requests that do not meet the lead times specified in this Agreement.
               (iii) If Gen-Probe terminates its agreement with any of the manufacturers of Spare Parts required to maintain Gen-Probe supplied Blood Screening Instruments, Gen-Probe shall promptly notify Novartis and use Commercially Reasonable Efforts to provide Spare Parts to Novartis from an alternative manufacturer. If Gen-Probe fails to secure a supply of Spare Parts from an alternative manufacturer within ninety (90) days of the termination of the prior Spare Parts agreement, Novartis may manufacture or have manufactured the necessary Spare Parts. In such event, Gen-Probe promptly shall provide such reasonable technical assistance, at Gen-Probe’s sole cost, as necessary to enable Novartis to manufacture (or have manufactured) such Spare Parts.
               (d) Five Year Support and Parts Availability. Gen-Probe will provide applicable support and Spare Parts availability for at least five (5) years after a given Blood Screening Instrument falls out of production. Gen-Probe will provide written notification if Gen-Probe expects any Blood Screening Instrument to fall out of production with sufficient lead time to consider and potentially place orders for last-time purchases of such Blood Screening Instrument. With respect to Spare Parts obsolescence, Gen-Probe will: (i) notify Novartis in writing of any planned Spare Part obsolescence, and any plan to initiate a design change will be communicated in advance in writing to Novartis; (ii) purchase material for last-time Spare Part purchases that include quantities designated for all released Novartis Blood Screening Instruments; and (iii) bear the cost of such last-time purchases, including any field instrument upgrades that are required due to Spare Part obsolescence, as well as storage costs to hold such materials.
          5.4.4 Blood Screening Instruments Shipping and Delivery
               (a) Tigris Instruments. Gen-Probe shall release Tigris Instruments to Novartis or its Affiliates according to Tigris Instrument Purchase Order delivery dates. Gen-Probe shall supply a Certificate of Compliance, a Declaration of Conformity, and a Configuration List when a Tigris Instrument is released by Gen-Probe Quality Control.

Novartis or its Affiliates shall be responsible for all outbound freight, insurance charges, taxes, import and export duties, and other charges applicable to the sale and transport of Tigris Instruments purchased by Novartis or its Affiliates to such location designated by Novartis or its Affiliates in the applicable Tigris Instrument Purchase Order. Novartis or its Affiliates will make arrangements for the shipment of released Tigris Instruments to customers of Novartis or its Affiliates or Novartis-approved third parties for storage. Shipping terms shall be FCA the supplier/manufacturer’s facility or other storage facility utilized by Gen-Probe, as governed by Incoterms 2000. Proof of delivery shall be upon receipt by Novartis or its Affiliates of a faxed copy of a packing slip from Gen-Probe or its designee indicating the Tigris Instrument is available for shipment. Novartis or its Affiliates agree to accept ownership of the Tigris Instrument upon receipt of such a packing slip.
          (b) Component Instruments. With respect to Component Instruments, Gen-Probe shall supply a Certificate of Compliance for those Component Instruments released by Gen-Probe Quality Control. Novartis or its Affiliates shall be responsible for all outbound freight, insurance charges, taxes, import and export duties, and other charges applicable to the sale and transport of such Component Instruments purchased by Novartis or its Affiliates to such location designated by Novartis or its Affiliates in the applicable Component Purchase Order. Shipment and receipt of such Component Instruments shall be FCA Gen-Probe, 10210 Genetic Center Drive, San Diego, California 92101, as governed by Incoterms 2000.
          (c) Spare Parts. Shipping terms for software, manuals and Component Instrument Spare Parts shall be FCA Gen-Probe, 10210 Genetic Center Drive, San Diego, California 92101, as governed by Incoterms 2000.
     5.4.5 Blood Screening Instruments Engineering Change Notification
          (a) Tigris Instruments. Unless otherwise agreed by the parties in writing, Gen-Probe shall be the owner of the design of the Tigris Instruments and, as such, only Gen-Probe has the right to effect any change to the design of a Tigris Instrument. Gen-Probe shall notify Novartis in writing of any change to a Tigris Instrument within five (5) business days after such change has been approved by Gen-Probe. Gen-Probe shall bear the cost of any and all parts required to implement Tigris Instrument modifications that are 1) mandated by the FDA or any comparable foreign regulatory body or 2) mandated by Gen-Probe to assure or increase Tigris Instrument safety or reliability, or ensure proper Tigris Instrument performance according to the Tigris Instrument specifications. This shall include replacing or upgrading any Spare Parts in Novartis’s inventory that can no longer be used as a result of a change, at no additional cost to Novartis. Novartis shall bear the cost of parts required to implement all other changes not mandated by the FDA or Gen-Probe. When changes to Tigris Instruments in the field or in inventory will be performed at the expense of Novartis, Novartis retains the right to determine if and when a change to the Tigris Instruments in the field will be implemented, dependent upon availability of the parts and other internal business conditions necessary to implement the change.
          (b) Component Instruments. Unless otherwise agreed by the parties in writing, with respect to Component Instruments, Gen-Probe shall be the owner of the design of such Component Instruments and, as such, only Gen-Probe has the right to effect any change to the design of such Component Instrument. Gen-Probe shall notify Novartis in writing of any change to such Component Instrument within five (5) business days after such change has been approved by Gen-Probe.
               (c) Spare Parts. Unless otherwise agreed by the parties in writing, Gen-Probe shall be the owner of the design of the Spare Parts and, as such, only Gen-Probe has the right to effect any change to the design of a Spare Part. Gen-Probe shall notify Novartis in writing of any change to a Spare Part within five (5) business days after such change has been approved by Gen-Probe.
     5.5 Packaging. All Products supplied under this Agreement shall be packaged in such manner as Novartis reasonably determines and Gen-Probe does not reasonably object.
     5.6 Rejection and Cure
          5.6.1 Blood Screening Assays. If a shipment of Blood Screening Assays or any portion thereof is spoiled, damaged or defective, or fails to have the appropriate remaining life, then Novartis or its Affiliates shall have the right to reject such shipment or the portion thereof that fails to so conform, as the case may be. Novartis or its Affiliates shall give written notice to Gen-Probe of its rejection hereunder, within thirty (30) days after Novartis or its Affiliates’ receipt of such shipment, specifying the grounds for such rejection and requesting a return material authorization. All or any part of any shipment may be held for Gen-Probe’s disposition, at Gen-Probe’s expense if found to be not in conformance with the applicable specifications. Gen-Probe shall use its Commercially Reasonable Efforts to cure such rejection or replace such rejected shipment (or portion of shipment) after receipt of notice of rejection thereof.
          5.6.2 Blood Screening Instruments. If any Blood Screening Instrument is damaged, defective or fails to conform to the specifications therefor, then Novartis or its Affiliates shall have the right to reject such damaged, defective or nonconforming Blood Screening Instrument. Novartis or its Affiliates shall give written notice to both Gen-Probe and any manufacturer designated by Gen-Probe of its rejection hereunder, within ten (10) days after installation of such Instrument, specifying the grounds for such rejection and requesting a return material authorization. The Blood Screening Instrument shall be held for Gen-Probe’s disposition, at Gen-Probe’s expense, if found to be damaged, defective or nonconforming. Gen-Probe shall use its Commercially Reasonable Efforts to replace such rejected Blood Screening Instrument after receipt of notice of rejection thereof.
          5.6.3 LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, GEN-PROBE’S SOLE LIABILITY TO NOVARTIS, AND NOVARTIS’S SOLE REMEDY, WITH RESPECT TO THE SPECIFIC MATTERS ADDRESSED UNDER SECTION 5.6 ABOVE SHALL BE THE REJECTION AND REPLACEMENT OF NON-CONFORMING PRODUCTS. NOTHING IN THIS SECTION SHALL LIMIT ANY RIGHTS OR REMEDIES UNDER ARTICLE 9 OR ANY RIGHT OF NOVARTIS TO ASSUME RESPONSIBILITY FOR THE MANUFACTURE OF THE PRODUCTS UNDER ARTICLE 3.

     5.7 Warranty. Gen-Probe warrants that all the Products delivered to Novartis pursuant to this Agreement shall conform with the applicable specifications, shall be free from defects in material and workmanship, and shall be manufactured in compliance with applicable laws and regulations. Any and all warranties by subcontract manufacturers of the Blood Screening Instruments shall inure to the benefit of Novartis, to the extent permitted by such subcontract manufacturer.
          5.7.1 LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, GEN-PROBE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS. GEN-PROBE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
          5.7.2 Complaint Resolution. The parties agree that prompt investigation is required of any complaint concerning product quality, in order to minimize product scrap and provide optimal customer service. The parties shall use best efforts to respond promptly to any complaint that potentially implicates product quality, in accordance with the May 28, 2009 Quality Agreement and the parties’ “Complaint Handling Plan.”
     5.8 Independent Purchaser Status. Novartis and its Affiliates shall be independent purchasers and resellers of the Products. Novartis and its Affiliates shall be free to use and resell the Products on such terms as each may, in its sole discretion, determine, including price, returns, credits and discounts.
     5.9 Non-Commercial Products. Gen-Probe agrees to provide to Novartis or its Affiliates reasonable quantities of Blood Screening Assays manufactured by Gen-Probe for uses other than sale to customers, including without limitation research studies, marketing studies, internal research and development, and troubleshooting (all for Novartis or its Affiliate’s use only in direct furtherance of the express purposes of this Agreement and without any implied license for any purpose other than such express purposes), to the extent such Products are specifically ordered by Novartis or its Affiliates for such purposes (“Non-commercial Products”). The entire compensation to Gen-Probe for Non-commercial Products shall be not greater than one hundred twenty percent (120%) of Gen-Probe’s Manufacturing Cost. The quantities of Non-commercial Products ordered by Novartis or its Affiliates shall be subject to review by the Supervisory Board.
     5.10 Internal Commercial Use. For all Products which are used commercially by Novartis or its Affiliates, Novartis shall pay to Gen-Probe the compensation which would be due Gen-Probe had such Products been the subject of an arm’s length commercial sale by Novartis.

ARTICLE 6
PAYMENTS AND REPORTS
     6.1 Compensation
          6.1.1 Compensation to Gen-Probe for Blood Screening Assays. In consideration for the rights granted, and the obligations accepted, by Gen-Probe, Novartis or its Affiliates, as applicable, shall pay to Gen-Probe the following amounts:
               (a) Transfer Price. Within thirty (30) days after receipt of invoice, Novartis shall pay to Gen-Probe the Transfer Price for each Blood Screening Assay purchased by Novartis or its Affiliates.
               (b) Applicable Purchase Price. Novartis shall pay to Gen-Probe the Applicable Purchase Price for each Blood Screening Assay sold by a Seller to a Third Party in a calendar month, less the Transfer Price actually paid to Gen-Probe for such Blood Screening Assay, within thirty (30) days after the end of each calendar month and concurrently with the written report required by Section 6.4.
          6.1.2 Compensation to Gen-Probe for Blood Screening Instruments. In consideration for the rights granted, and the obligations accepted, by Gen-Probe, Novartis or its Affiliates, as applicable, shall pay to Gen-Probe the following amounts:
               (a) Transfer Price. Within thirty (30) days of invoice, Novartis shall pay to Gen-Probe the Transfer Price for each Blood Screening Instrument purchased by Novartis or its Affiliates.
               (b) Instrument Sales in the United States and Canada. Within thirty (30) days after the end of each calendar month, Novartis shall pay to Gen-Probe an amount equal to fifty percent (50%) of the difference of (A) Net Sales of each Blood Screening Instrument sold by Novartis or its Affiliates to independent customers in the United States and Canada during such calendar month, and (B) the Transfer Price actually paid to Gen-Probe for each Blood Screening Instrument included with the calculation of Net Sales for such calendar month.
               (i) If Novartis or its Affiliates places an instrument with a customer in the United States or Canada and receives revenue for Blood Screening Instruments and Blood Screening Assays on a combined basis (such arrangement, a “Reagent Rental”), such revenue shall be allocated to the Blood Screening Assays and in determining Net Sales for the Blood Screening Assays Novartis shall not be entitled to deduct any amount allocated to an imputed charge for instruments. Nothing contained in this subsection shall limit Novartis’ right to deduct, in accordance with Section 3.1.9(c), instrument service revenue received pursuant to a Reagent Rental arrangement.
               (ii) This Section expressly excludes from Net Sales all revenues received in connection with the sale of TECANs, whether deemed part of a Blood Screening Instrument or not, so long as the transfer qualifies as a sale under generally accepted accounting principles (GAAP). For the avoidance of doubt, such exclusion from Net Sales shall be taken by Novartis only for TECANs purchased from Gen-Probe. Further, Novartis agrees to transfer such TECANs at no more than commercially reasonable values for the diagnostic and/or blood screening markets consistent with standard industry practice in those markets.
               (c) Instrument Sales Outside the United States and Canada. Except as otherwise agreed by the parties in writing, Novartis shall retain the aggregate revenues received by it or its Affiliates from sales of Blood Screening Instruments outside the United States and Canada.
               (d) Reagent Rentals Outside the United States and Canada. If Novartis or its Affiliates leases or intends to lease a Blood Screening Instrument to an independent customer outside the U.S. and Canada in combination with the sale of Blood Screening Assays, and Novartis is to receive revenues for the Blood Screening Instruments, Blood Screening Assays and maintenance and repair service on a combined, unallocated basis, Novartis shall be entitled to deduct from the gross revenue received, prior to determining Net Sales for the Blood Screening Assays, an amount equal to one hundred percent (100%) of the actual, out-of-pocket cost of the instrument, reasonably allocated for the applicable period, assuming a five year life for the instrument, together with a reasonable allocation of the actual, out-of-pocket costs of service. Once Novartis has deducted an amount equal to its total, actual, out-of-pocket cost for the instrument, no further deductions shall be allowed. If Novartis or its Affiliates leases or intends to lease a Blood Screening Instrument to an independent customer outside the U.S. and Canada in combination with the sale of Blood Screening Assays, and Novartis is to receive revenues for the Blood Screening Instruments, Blood Screening Assays and maintenance and repair service on an allocated basis, Novartis shall be entitled to deduct from the gross revenue received, prior to determining Net Sales for the Blood Screening Assays, only those portions allocated in the customer agreement for the Blood Screening Instruments and the maintenance and repair services, each at no more than commercially reasonable value consistent with standard industry practice in the diagnostic and/or blood screening markets.
               (e) Reimbursement of Development Costs for FEP and RAS Components of eSAS 2 Instrument. As set forth in Schedule 6.1.2(e), Novartis shall be entitled to reimbursement of development costs for the FEP component and the RAS component of the eSAS2 Instrument solely from revenues from sales of such components.
          6.1.3 Compensation to Gen-Probe for Ancillary Products. In consideration for the rights granted, and the obligations accepted, by Gen-Probe, Novartis or its Affiliates, as applicable, shall pay to Gen-Probe the following amounts:
               (a) Transfer Price; Shipping. Within thirty (30) days after receipt of invoice, Novartis shall pay to Gen-Probe the Transfer Price for each Ancillary Product purchased by Novartis or its Affiliates.
               (b) Additional Compensation. Ancillary Products shall generally be sold by Novartis at a price that is approximately equal to Novartis’ cost. If in any month Novartis’ aggregate revenues from the sale of Ancillary Products exceeds one hundred twenty percent (120%) of the aggregate Transfer Price paid for such Products, then within thirty (30)

days after the end of such calendar month, Novartis shall pay to Gen-Probe an amount equal to fifty percent (50%) of the excess amount. Where Ancillary Products are sold by Novartis on a combined, unallocated basis with other Products, Novartis shall not be entitled to deduct from revenue any amount in excess of the Transfer Price for such Ancillary Products in determining Net Sales of such other Products.
     6.2 Gen-Probe’s Agreement To Contribute To HIV Patent Payments. Pursuant to Section 8.6 and subject to this Section 6.2, the parties agree to share the payment obligation of Novartis and Gen-Probe for the license of HIV-1 intellectual property rights [...***...]
***Confidential Treatment Requested

[...***...]
     6.3 Invoicing. Upon shipment of the Products to Novartis, Gen-Probe shall submit invoices therefor indicating the applicable Transfer Price to Novartis.
     6.4 Reports. Within thirty (30) days after the end of each calendar month during the Blood Screening Term, as applicable in connection with Novartis’s payment obligations hereunder, Novartis shall furnish to Gen-Probe a written report showing in reasonably specific detail (a) the gross sales, on a Product-by-Product and country-by-country basis, of all Products sold by Novartis and its Affiliates to independent customers in the Territory during such period as to which Novartis is obligated to make payments hereunder based on Product sales and the calculation of Net Sales on a worldwide basis from such gross sales; (b) the allowable deductions taken pursuant to Section 1.33, Section 3.1.4(b)(ii), or Section 3.1.9(d) (each subject to the provisions of Section 1.33.2 concerning the use of accruals based upon estimates); (c) all amounts owing to Gen-Probe hereunder payable in United States dollars, if any, which shall have accrued hereunder based upon such sales of Products; (d) the withholding taxes, if any, required by law to be deducted in respect of such sales; (e) the date of the First Commercial Sale of each Product in each country in the Territory during such period; and (f) the exchange rates used in determining the amount of United States dollars. Novartis shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable all amounts payable hereunder to be determined.
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               (a) Reagent Rental Reports. Novartis shall provide to Gen-Probe, no later than thirty (30) days following the end of a calendar year, an annual report that (i) identifies with specificity the number of Blood Screening Assays sold concurrently or in connection with the placement of Blood Screening Instruments, and (ii) contains an accounting in reasonable detail of the permitted deductions taken pursuant to Section 6.1.2(d) in the prior calendar year with regard to such reagent rentals. Gen-Probe shall have the right to audit the books and records of Novartis to determine the accuracy and sufficiency of any such report in accordance with this Agreement not more than once every other year.
     6.5 Exchange Rates. With respect to sales of Products invoiced in United States dollars, all such amounts calculated under this Agreement shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all such amounts calculated under this Agreement shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of such amounts calculated using Novartis’s standard accounting methods for calculating worldwide sales of its other products.
     6.6 Audits.
          6.6.1 Upon the written request of either party (the “Requesting Party”) and not more than once in each calendar year, the other party (the “Responding Party”) shall permit an independent certified public accounting firm of nationally recognized standing, selected by the Requesting Party and reasonably acceptable to the Responding Party, at the Requesting Party’s expense, to have access during normal business hours to such of the records of the Responding Party as may be reasonably necessary to verify the accuracy of the payment reports and invoices hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to the Requesting Party only whether the payment reports and invoices are correct or not and the specific details concerning any discrepancies. No other information shall be shared.
          6.6.2 If such accounting firm concludes that undercharged or overcharged amounts are owing from one party to the other for such period, the appropriate party shall pay such amounts within thirty (30) days of the date the Requesting Party delivers to the Responding Party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Requesting Party; provided, however, if the audit discloses either (a) that the amounts payable by the Responding Party for the audited period are more than one hundred five percent (105%) of the amounts actually paid for such period, or (b) that the amounts charged by the Responding Party for the audited period are more than one hundred five percent (105%) of the amounts actually incurred for such period, then the Responding Party shall pay the reasonable fees and expenses charged by such accounting firm.
          6.6.3 The Requesting Party shall treat all financial information subject to review under this Section 6.6 as confidential, and shall cause its accounting firm to retain all such financial information in confidence with a confidentiality agreement reasonably acceptable to the Responding Party.

     6.7 Payment Method. All payments by Novartis to Gen-Probe under this Agreement shall be paid in United States dollars, and all such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Gen-Probe shall designate before such payment is due.
     6.8 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, payment shall be made through such lawful means or methods as the parties reasonably shall determine.
     6.9 Sales and Use Taxes. Any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the sale of the Products sold by Gen-Probe to Novartis pursuant to this Agreement shall be paid by Novartis.
     6.10 Withholding Taxes. Novartis shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges (other than United States taxes) with respect to amounts payable by Novartis, its Affiliates or, in the case of Products for the Blood Screening Field, by distributors in Japan, Germany, Italy, France, or the United Kingdom, or any taxes required to be withheld by Novartis, its Affiliates, or such distributors, to the extent Novartis, its Affiliates, or such distributors pay to the appropriate governmental authority on behalf of Gen-Probe such taxes, levies or charges. Novartis shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Gen-Probe by Novartis, its Affiliates, or such distributors. Novartis promptly shall deliver to Gem-Probe proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.
     6.11 Late Payments. Unless otherwise provided in this Agreement, a party shall pay interest to the other party on the aggregate amount of any amounts payable by such party that are not paid on or before the date such amounts are due under this Agreement at a rate per annum equal to the lesser of the prime rate of interest as reported by Bank of America NT&SA in San Francisco, California, from time to time, plus two percent (2%), or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.
ARTICLE 7
CONFIDENTIALITY
     7.1 Confidential Information. For the period commencing on the date this Agreement is first signed by both parties and ending seven (7) years following the expiration or earlier termination hereof, a party (the “Receiving Party”) shall maintain in confidence the Confidential Information of the other party, and shall not disclose, use, or grant the use of the Confidential Information of the other party (the “Disclosing Party”) except on a need-to-know basis to its (and its Affiliates’) directors, officers and employees, and to its consultants and to other Third Parties, and then only to the extent that such disclosure or use is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any Person is authorized by this Agreement, prior to disclosure, the Receiving Party shall obtain written agreement of such Person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. The parties agree that the term of the non-disclosure and non-use obligations of a Third Party will end seven (7) years after the end of the contractual arrangement with such Third Party. Each Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each Receiving Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.
     7.2 Terms of this Agreement. The terms of this Agreement shall be considered Confidential Information subject to the obligations of confidentiality, non-disclosure and non-use in this ARTICLE 7. Notwithstanding the foregoing, either party may disclose the terms of this Agreement in order to comply with applicable laws, rules and regulations (including those of the United States Securities and Exchange Commission), provided, however, that reasonably in advance of such disclosure the disclosing party shall provide written notice to the other party so that such other party may review the proposed disclosure and provide comments to the disclosing party, including by requesting confidential treatment of certain terms (such as the financial terms) of this Agreement, and the disclosing party shall take into account the other party’s comments and, to the extent consistent with applicable laws, rules and regulations, seek confidential treatment of such terms.
     7.3 Permitted Disclosures. The confidentiality obligations under this ARTICLE 7 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, provided that such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.
ARTICLE 8
INVENTIONS AND INTELLECTUAL PROPERTY RIGHTS
     8.1 Ownership of Inventions.
          8.1.1 Except as otherwise set forth in Sections 8.1.2 through 8.1.7 below, the entire right and title in all discoveries, inventions or other technology, data or information (whether patentable or not), together with all patent and other intellectual property rights therein, made or conceived during and as a result of a Development Program or the performance of other obligations under this Agreement, (e.g., manufacturing) (collectively, the “Inventions”) (a) by employees of Gen-Probe or others acting solely on behalf of Gen-Probe (the “Gen-Probe Inventions”) shall be owned solely by Gen-Probe, (b) by employees of Novartis or others acting solely on behalf of Novartis (the “Novartis Inventions”) shall be owned solely by Novartis, and (c) jointly by employees of Gen-Probe or others acting on behalf of Gen-Probe and employees of Novartis or others acting on behalf of Novartis (the “Joint Inventions”) shall be owned jointly by Gen-Probe and Novartis.

               (a) Novartis Inventions shall be included within the Novartis IP Rights, Gen-Probe Inventions shall be included within the Gen-Probe IP Rights, and Joint Inventions shall be within both the Novartis IP Rights and Gen-Probe IP Rights, so that they are available for use within the scope of this Agreement.
               (b) Each party shall have the right, subject to the provisions of this Agreement, to freely exploit, transfer, license or encumber its rights in both its own inventions hereunder (except that each party expressly agrees that this sentence does not create in any way an implied license to the intellectual property of the other party and that there are no such implied licenses in this Agreement) and in any Joint Invention hereunder (or the patent and other intellectual property rights therein) without the consent of, or compensation or accounting to, the other party, except as to a Joint Invention to the extent that:
               (i) Such use or application of a Joint Invention would require a license from the other party (under a Valid Claim other than those claiming the Joint Invention), each party expressly agreeing that in this Agreement there are no implied licenses to the intellectual property of the other party; and
               (ii) except that, absent mutual written agreement or as provided for otherwise herein, no use of any such Joint Invention shall be made during any term of this Agreement in connection with a Competitive Probe Assay (which shall mean for all purposes of this Agreement as to both parties, a nucleic acid probe-based assay which is used for the same clinical indication as any Blood Screening Assay developed under this Agreement); and
               (iii) Such use or application of a Joint Invention resulting from application of Section 8.1.6(d) or 8.1.6(e) is made in connection with any product which competes directly with a nucleic acid probe-based assay product of the other party which has been sold as of the Effective Date of this Agreement.
               (c) Notwithstanding any other provision of this Agreement, the parties agree that a Derivative Invention (as defined in Section 8.1.4 below) as to which any substantial use would infringe a claim of [...***...]), shall be owned jointly by the parties and considered a Joint Invention. Gen-Probe waives any and all rights in any such Derivative Invention to the extent (and only to the extent) that such Derivative Invention is used in connection with immunoassays or protein binding assays and such use would infringe the [...***...]. Gen-Probe agrees that Novartis shall have exclusive rights with respect to such uses. Novartis waives any and all rights in any such Derivative Invention to the extent (and only to the extent) that such Derivative Invention is used in connection with nucleic acid hybridization assays and such use would infringe the [...***...]. Novartis agrees that Gen-Probe shall have exclusive rights with respect to such uses.
               (d) Notwithstanding any other provision of this Agreement, the parties agree that a Derivative Invention (as defined in Section 8.1.4 below) as to which any substantial use would infringe a Valid Claim of [...***...]), shall be owned jointly by the parties and considered a
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Joint Invention. Gen-Probe waives any and all rights in any such Derivative Invention to the extent (and only to the extent) that such Derivative Invention made by Novartis is used in connection with immunoassays or protein binding assays, provided however that nothing contained herein shall constitute a license to Novartis of any rights under the [...***...]. Novartis waives any and all rights in any such Derivative Invention to the extent (and only to the extent) that such Derivative Invention is used in connection with nucleic acid hybridization assays. Novartis agrees that Gen-Probe shall have exclusive rights with respect to such uses.
               (e) Notwithstanding any other provision of this Agreement, the parties agree that a Derivative Invention (as defined in Section 8.1.4 below) made by Novartis as to which any substantial use would infringe a Valid Claim which issues from [...***...]), shall be owned jointly by the parties and considered a Joint Invention. Gen-Probe waives any and all rights in any such Derivative Invention to the extent (and only to the extent) that any such Derivative Invention made by Novartis is used in connection with immunoassays or protein binding assays, provided however that nothing contained herein shall constitute a license to Novartis of any rights under [...***...]. Novartis waives any and all rights in any such Derivative Invention to the extent (and only to the extent) that such Derivative Invention is used in connection with nucleic acid hybridization assays. Novartis agrees that Gen-Probe shall have exclusive rights with respect to such uses. This subsection 8.1.1(e) shall apply only to claims of the [...***...] when such claims have issued.
               (f) Any party granting a license of a Joint Invention shall require as a term of the license that the licensee agree to the restrictions set forth in Sections 8.1.1(b), 8.1.1(c), 8.1.1(d) and 8.1.1(e) and to include such restrictions in any further licenses or sublicenses.
          8.1.2 Neither Novartis nor Gen-Probe shall have any rights in or to the patent rights or other intellectual property rights of the other party for any use or application other than those expressly and specifically granted by this Agreement.
          8.1.3 The parties acknowledge and agree that, notwithstanding that only limited rights have been granted hereunder, certain new technology may be discovered, invented or created solely by Novartis through Novartis’s use of the Gen-Probe IP Rights within the uses and in the manner contemplated by this Agreement. The Parties also acknowledge and agree that, notwithstanding that only limited rights have been granted hereunder, certain new technology may be discovered, invented or created solely by Gen-Probe through Gen-Probe’s use of the Novartis IP Rights within the uses and in the manner contemplated by this Agreement. The rights and obligations of the Parties with respect to all such new technology shall be governed by this ARTICLE 8.
          8.1.4 As used herein, a “Derivative Invention” shall mean any Invention made after the date of this Agreement and claimed in a Valid Claim of the Inventing Party which:
               (a) is discovered, invented or created by a party (the “Inventing Party”) during any term of this Agreement; and
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               (b) was made through or with, and would not have been made but for, the Inventing Party’s use of Confidential Information of the other party (the “Disclosing Party”), if such information was confidential when the invention was made.
          8.1.5 Neither party shall use any Derivative Invention in connection with a Competitive Probe Assay during any term of this Agreement.
          8.1.6 A Disclosing Party shall have the exclusive option to acquire, on Commercially Reasonable Terms, all right, title and interest in any Derivative Invention which represents an improvement to, and as to which any substantial use would infringe a Valid Claim for, that Core Technology of the Disclosing Party (as defined in Schedule 8.1.6(e) and Schedule 8.7, as applicable) which was the subject of the Confidential Information through or with which the Derivative Invention was made and without which it would not have been made. The option hereby granted the Disclosing Party shall expire six (6) months after the Derivative Invention is first disclosed to the Disclosing Party by the Inventing Party unless the Disclosing Party has elected within such period to exercise such option. With respect to any such Derivative Invention, following the Disclosing Party’s election to acquire ownership:
               (a) The Disclosing Party may use such Derivative Invention for all uses and purposes other than those prohibited by Section 8.1.5 and other than those which would require a license from the Inventing Party under a Valid Claim (other than a Valid Claim for the Derivative Invention). The Disclosing Party shall have the right to license the Derivative Invention without the consent of the Inventing Party, but any such license shall contain the same use restrictions set forth in the first sentence of this subparagraph (a); and
               (b) the Inventing Party may use such Derivative Invention for (i) any of the purposes expressly permitted by the terms of this Agreement with respect to the Confidential Information of the Disclosing Party and (ii) any use or application which does not require a license of a Valid Claim of the Disclosing Party, but only to the extent that such use is not made in connection with any product which competes directly with a nucleic acid probe-based assay product of the Disclosing Party which has been sold as of the Effective Date of this Agreement. The Inventing Party shall not have the right to sublicense its rights hereunder except with the consent of the Disclosing Party, which consent shall not be unreasonably withheld. In any event, any such sublicense approved by the Disclosing Party shall contain the same use restrictions set forth in clauses (i) and (ii) of this subparagraph (b).
               (c) The “Commercially Reasonable Terms” referred to above shall give full recognition, in favor of the Disclosing Party, to both the value of the Confidential Information of such Disclosing Party with which the Derivative Invention was made (and without which the Derivative Invention would not have been made) and the value of the rights granted to the Inventing Party as to such Derivative Invention. The “Commercially Reasonable Terms” referred to above shall also give full recognition, in favor of the Inventing Party, to the value of the inventive application of such Confidential Information.

               (d) Notwithstanding any other provision of this Section 8.1.6, the parties agree that if substantial uses of a Derivative Invention would infringe a Valid Claim for Core Technology of both parties (as defined in Schedule 8.1.6(e) and Schedule 8.7, as applicable), then such Derivative Invention shall be considered as a Joint Invention under Section 8.1.1, provided, however, that this subsection (d) shall not apply to:
               (i) A Derivative Invention as to which any substantial use would infringe any Valid Claim to the same or substantially the same subject matter claimed in the patents and patent applications identified on Schedule 8.7 as items A1 through A11, A16, B1 through B3, B5 through B6, C1 through C6, or D1; or
               (ii) A Derivative Invention as to which any substantial use would infringe any Valid Claim which issues from the patent applications identified on Schedule 8.7 as items A13 or A15, effective immediately upon issuance or approval of such claim as to Derivative Inventions made after that date. (Any license of a Derivative Invention shall include such limitation.)
               (e) The parties agree, solely for purposes of the use restriction of Sections 8.1.6(a) and (b)(ii) and Sections 8.1.7(a)(i) and 8.1.7(b)(ii), that the term “Valid Claim” shall not include unissued claims set forth in pending patent applications pertaining to the Core Technology of the Disclosing Party identified on Schedule 8.1.6(e) and Schedule 8.7, respectively; provided, however, that the term “Valid Claim” shall include a claim of such a patent application immediately upon issuance or approval of the claim and that any license of a Derivative Invention shall include such limitation. This subsection (e) shall not apply to exempt from the use restrictions referenced above a Derivative Invention as to which any substantial use would infringe any Valid Claim to the same or substantially the same subject matter claimed in the patent applications identified on Schedule 8.7 as items A9 through A11, B6, C5 or C6.
          8.1.7 An Inventing Party shall own all right, title and interest in any Derivative Invention which is not subject to Section 8.1.6 or which the Disclosing Party does not elect to acquire within the six-month period permitted by Section 8.1.6. With respect to any such Derivative Invention,
               (a) The Inventing Party may use such Derivative Invention for all uses and purposes other than those prohibited by Section 8.1.5, but only to the extent that (i) such use does not require a license under a Valid Claim of the Disclosing Party of further rights to Confidential Information of the Disclosing Party which was previously disclosed hereunder or (ii) such use is not made in connection with any product which competes directly with a nucleic acid probe-based assay product of the Disclosing Party which is sold as of the Effective Date of this Agreement. The Inventing Party shall have the right to license the Derivative Invention without the consent of the Disclosing Party, but any such license shall contain the same use restrictions set forth in the first sentence of this subparagraph (a); and
               (b) The Disclosing Party may use such Derivative Invention (i) for any of the purposes expressly permitted by the terms of this Agreement and (ii) pursuant to the terms of a license granted under Section 8.1.7(c), for all uses and applications other than those prohibited under Section 8.1.5, which would not require a license from the Inventing Party under a Valid Claim (other than a Valid Claim for the Derivative Invention). Upon exercise of the option for a license, the Disclosing Party shall not have the right to sublicense its rights thereunder except with the consent of the Inventing Party, which consent shall not be unreasonably withheld. In any event, any such sublicense approved by the Inventing Party shall contain the same use restrictions set forth in clauses (i) and (ii) of this subparagraph (b).
               (c) Upon request, the Inventing Party shall grant a nonexclusive license to the Disclosing Party on Commercially Reasonable Terms to be negotiated to enable the Disclosing Party to use such Derivative Invention for the purposes described in Section 8.1.7(b)(ii). The “Commercially Reasonable Terms” referred to above shall give full recognition, in favor of the Disclosing Party, to the value of the Confidential Information of such Disclosing Party with which the Derivative Invention was made (and without which the Derivative Invention would not have been made). The “Commercially Reasonable Terms” referred to above shall also give full recognition, in favor of the Inventing Party, to the value of the inventive application of such Confidential Information.
          8.1.8 Without limiting the generality of Section 8.1.7, each Inventing Party under Section 8.1.7 agrees not to assert its rights in a Derivative Invention in such a manner as would block or diminish the Disclosing Party’s rights to practice independently of the Derivative Invention itself, the technology of the Disclosing Party directly related to the Confidential Information with which the Derivative Invention was made and without which the Derivative Invention would not have been made.
          8.1.9 Gen-Probe and Novartis shall promptly report to each other any and all Derivative Inventions as each may discover, invent or create during the Blood Screening Term.
          8.1.10 Gen-Probe and Novartis shall execute and deliver to each other such assignments, instruments or other documents as each may reasonably consider necessary to assure compliance with the provisions of this Section 8.1. Novartis shall have the exclusive right to prosecute and defend any and all patents and patent applications concerning any Derivative Invention owned by Novartis and, as between Gen-Probe and Novartis, Novartis shall be solely responsible for the expense of such patents and patent applications. Gen-Probe shall have the exclusive right to prosecute and defend any and all proceedings concerning any Derivative Invention owned by Gen-Probe and, as between Gen-Probe and Novartis, Gen-Probe shall be solely responsible for the expense of such proceedings. As to any Derivative Invention assigned to the Disclosing Party upon exercise of the option described in Section 8.1.6, the Disclosing Party shall take all such actions as may be reasonably and specifically requested by the Inventing Party in connection with the prosecution of a patent application to protect the Inventing Party’s rights in the Derivative Invention under Section 8.1.6(b), provided that the Inventing Party shall be fully responsible for all incremental costs and expenses incurred in connection with any such actions. If the Inventing Party requests any such action, the parties shall thereafter reasonably cooperate in the prosecution of such patent application.
          8.1.11 In the event the Parties cannot agree as to the classification of any technology for any purpose under this ARTICLE 8 (including the mediation described in Section 11.1), the Parties shall consider in good faith the possibility of submitting such disputes for accelerated decision by an expert arbitration under such guidelines and expedited schedule as may be mutually agreed (provided that no party shall be under an obligation to so agree). In the absence of such mutual agreement, such disagreement or dispute as to classification shall be resolved by arbitration as provided in this Agreement, except that the arbitrator may, at the request of either party, appoint one or more experts, individually or jointly, to advise and report on such classification, and the arbitrator shall place such reliance on such advice or report as he or she deems appropriate.
          8.1.12 Nothing in this Agreement shall be interpreted as giving a party the right to analyze, dissect, or disassemble any instrument, reagent, component, object, software or other property of the other party provided under the terms of this Agreement, and which is not properly available from other sources which have the right to transfer such property and authorize such activity, in order to circumvent the need for a license of the technology reflected therein.
     8.2 Patent Rights. Except as provided in Section 8.1.10, each party shall be responsible for and shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of all patent rights owned by or licensed to it (except for those patent rights licensed to it from the other party) which are the subject of this Agreement. The parties shall jointly have the right to prepare, file, prosecute, maintain, and enforce patent rights covering Joint Inventions as described in Section 8.1.1 and the expenses thereof shall be reasonably shared by parties as they may agree prior to the initiation of any such proceedings. Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations, as reasonably requested by the other party and at the other party’s expense, as may be necessary in connection with the preparation, prosecution, maintenance and enforcement of all patent rights which are the subject of this Agreement. Each party shall place appropriate patent markings on all products which would infringe the patent rights of the other party licensed under this Agreement, to the extent such patent marking is required by applicable law, regulation or order to enable the other party to enforce such patent rights, all as requested in writing by the other party.
     8.3 Copyrights.
          8.3.1 Gen-Probe Copyrights and Novartis Copyrights. Each party hereby acknowledges that the other party has claimed, or may claim, copyright protection with respect to certain parts of the Products and related materials. Each party further acknowledges the validity of the other party’s right to claim copyright protection with respect to such items. Each party shall take no action or make no omission which is in any way inconsistent with the other party’s claim of copyright protection with respect to such items.
          8.3.2 Copyright Protection. In order to protect against infringement of the other party’s copyrights, each party shall mark all of the other party’s copyrighted materials, as requested by the other party in writing, used by such party in conducting its activities contemplated by this Agreement with appropriate copyright markings. Each party shall cooperate with the other party, take such actions and execute such documents, as reasonably requested by the other party and at the other party’s expense, to assist the other party in the protection of the other party’s copyrights. Any dispute as to which party owns a copyright will be resolved pursuant to ARTICLE 11.

     8.4 Trademarks.
          8.4.1 Gen-Probe Marks and Novartis Marks. Gen-Probe shall own the Gen-Probe Marks and shall pay all expenses of the registration thereof. Novartis shall own the Novartis Marks and shall pay all expenses of the registration thereof. Except as otherwise expressly set forth in this Agreement, each party shall not use, without the prior express written consent of the other party, any of the other party’s marks (i.e., the Gen-Probe Marks or the Novartis Marks, as applicable), or any word, title, expression, trademark, design or marking that is confusingly similar thereto. Subject to Section 5.5, each party shall not alter, remove, cover or modify any of the other party’s marks (i.e., the Gen-Probe Marks or the Novartis Marks, as applicable) from the Products, their packaging or labeling without the other party’s prior express written consent. Gen-Probe shall control, at its sole cost, the registration, prosecution, maintenance and enforcement of the Gen-Probe Marks. Novartis shall control, at its sole cost, the registration, prosecution, maintenance and enforcement of the Novartis Marks.
     8.5 Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right in any discovery, invention or other technology, data or information (or any patent, copyright, trademark, or other intellectual property rights therein) of the other party, including items transferred by the other party to such party at any time pursuant to this Agreement. Except as expressly provided in this Agreement, neither party shall be under any obligation to grant to the other party any rights in any patent, copyright, trademark, or other intellectual property.
     8.6 Third Party Technology. The Supervisory Board will discuss Third Party patent rights which may be necessary for (i) Blood Screening Assays or (ii) modifications to Blood Screening Assays or Blood Screening Instruments. The Supervisory Board will consider the costs of acquiring rights in such Third Party patent rights in connection with such Products, allocate the costs between the parties, and agree upon methods for implementing such cost allocations. Pursuant to the foregoing and subject to the conditions of Section 6.2, the parties agree to share the payment obligation of Novartis and Gen-Probe for the license of HIV-1 intellectual property rights owned by the National Institutes of Health and Institut Pasteur as follows: Novartis will pay two-thirds of the obligation and Gen-Probe shall pay one-third of the obligation. Gen-Probe shall make all payments due hereunder to Novartis.
     8.7 Stanford Agreement. The patent rights designated as “Selective Amplification”, U.S. Patent No. 5,437,990 (Item A.2 on Schedule 8.7) Application No. 080,479 with a filing date of July 31, 1987 are sublicensed to Novartis by Gen-Probe under the terms of a co-exclusive license agreement (the “Stanford Agreement”) effective April 27, 1997 between Gen-Probe and The Board of Trustees of the Leland Stanford Junior University, Palo Alto, California (“Stanford”). Under the terms of the Stanford Agreement, certain provisions as set forth in Schedule 8.9 attached hereto are incorporated into this Agreement by reference.

     8.8 Teknika Agreement. Gen-Probe is a party to a non-assertion agreement effective February 7, 1997 (the “Teknika Agreement”) with Organon Teknika B.V., having a place of business at Boseind 15, 5281 RM Boxtel, The Netherlands (“Teknika”), which agreement grants certain rights and imposes certain conditions with respect to the transcription-based amplification patent rights set forth in Schedule 8.7. Novartis agrees, at the request of Teknika, to permit and to cooperate fully with an annual review of its manufacturing records (and such other records as may be required) by an impartial, technically qualified third party to verify compliance with the provisions of Section 3.3 of the Teknika Agreement. Selection of such third party shall be subject to the approval of Novartis, such approval to be not unreasonably withheld. The results of such a review as provided to Teknika will consist solely of a finding of compliance or non-compliance. The cost of such review shall be born by Teknika and shall not be unreasonably burdensome for Novartis.
     8.9 Continuation of Rights. In the event the Stanford Agreement or Teknika Agreement is terminated for any reason, the rights under such agreements which are granted by Gen-Probe to Novartis under this Agreement, as applicable, may be continued with Stanford and/or Teknika, as applicable, provided that certain conditions precedent, as set forth in Schedule 8.9, shall have been fulfilled.
ARTICLE 9
INDEMNIFICATION AND INSURANCE
     9.1 Indemnity.
          9.1.1 By Gen-Probe. Gen-Probe shall indemnify and hold Novartis harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions or other proceedings by any Third Party arising from (a) the breach of any representation, warranty or covenant by Gen-Probe under this Agreement, (b) the failure of Gen-Probe or its subcontractor to manufacture the Products in conformity with the specifications therefor, (c) the negligence or willful misconduct of Gen-Probe in performing its obligations under this Agreement; or (d) the manufacture, sale, or use of any instrument or assay sold by or on behalf of Gen-Probe, its Third Party licensees, or any of their Affiliates, or distributors (other than by Gen-Probe to Novartis under the terms of this Agreement); in each case except to the extent arising from the negligence or willful misconduct of Novartis.
          9.1.2 By Novartis. Novartis shall indemnify and hold Gen-Probe harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from any claims, demands, actions or other proceedings by any Third Party arising from (a) the breach of any representation, warranty or covenant by Novartis under this Agreement, (b) the failure of Novartis or its subcontractor to manufacture the Products in conformity with the specifications therefor, in the event Novartis has assumed responsibility for the manufacture of such Products, (c) the negligence or willful misconduct of Novartis in performing its obligations under this Agreement; or (d) except to the extent Section 9.1.1 applies, the manufacture, sale, or use of any instrument or assay sold by or on behalf of Novartis, or its

Affiliates, or distributors; except in each case to the extent arising from the negligence or willful misconduct of Gen-Probe.
     9.2 Procedure. A party (the “Indemnitee”) that intends to claim indemnification under this ARTICLE 9 shall promptly notify the other party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnitee, if the Indemnitee reasonably determines that representation of the Indemnitee by counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this ARTICLE 9 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action or other proceeding, if prejudicial to its ability to defend such action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this ARTICLE 9, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this ARTICLE 9. The Indemnitor may not settle, or otherwise consent to an adverse judgment in, any such action or other proceeding that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this indemnification.
     9.3 Insurance. Each party shall maintain liability insurance (including product liability insurance) with respect to conduct of its obligations under this Agreement in such amounts as it customarily maintains with respect to the conduct of its similar activities. Each party shall maintain such insurance for so long as each continues to conduct such obligations, and thereafter for so long as it maintains insurance for itself covering its similar activities.
ARTICLE 10
TERM AND TERMINATION
     10.1 Expiration. Unless terminated earlier pursuant to Section 10.2 below, this Agreement shall expire on the expiration of the Blood Screening Term.
     10.2 Termination.
          10.2.1 Breach. Each party may terminate this Agreement upon or after the material breach of any material provision of this Agreement, if the breaching party has not cured such breach within ninety (90) days after notice thereof from the non-breaching party.

               (a) Any dispute with respect to the right of a party to terminate all or a portion of this Agreement pursuant to this Section 10.2.1 shall be subject to resolution pursuant to ARTICLE 11. During the pendency of any arbitration proceeding, at the request of the non-breaching party, the arbitrator may take such interim steps and make such preliminary orders as the arbitrator deems necessary to preserve the rights of the non-breaching party pending a final arbitration award, including ordering the grant, on a temporary basis, of such licenses or rights as may be necessary to enable the non-breaching party to preserve its economic interest in the Products for the Blood Screening Field. At the conclusion of any such arbitration if the arbitrator determines that the respondent materially breached this Agreement and that money damages will not adequately compensate the claimant and that no other remedy is adequate in the circumstances considered as a whole, then the arbitrator may order the breaching party to grant to the non-breaching party such rights (including a nonexclusive, worldwide license, bearing a reasonable commercial royalty, under intellectual property rights of the breaching party which are the subject of this Agreement) as may be reasonably necessary to enable the claimant to complete development already in progress of, make, use, offer for sale, sell and/or import Products for use in the Blood Screening Field for the lesser of (a) five years or (b) the then-remaining period of this Agreement.
          10.2.2 Voluntary Bankruptcy. Each party may terminate this Agreement if the other party shall (a) seek the liquidation, dissolution, or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially all of its debts, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Bankruptcy Code, (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (f) adopt any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.
          10.2.3 Involuntary Bankruptcy. Each party may terminate this Agreement if a proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts.
     10.3 Effect of Expiration and Termination. Except as provided in Section 10.2.1(a), upon expiration or termination of this Agreement, all rights and licenses granted hereunder shall terminate. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Section 2.2 (disclaimer of warranties),Section 5.7 (product warranties), Section 6.6 (audit of payments), Article 7 (confidentiality), Section 8.1 (ownership of inventions), the third sentence of Section 8.2 (duty to cooperate with patent filings), Section 8.5 (other technology rights), Article 9

(insurance and indemnification), Section 10.3 (effect of expiration and termination), Article 11 (arbitration), and Article 12 (miscellaneous) shall survive the expiration or termination of this Agreement.
ARTICLE 11
ARBITRATION
     11.1 Executive Mediation. Prior to submitting any dispute arising out of or related to this Agreement to arbitration pursuant to Section 11.2, the matter shall be submitted to the Chief Executive Officers of the parties for resolution. If such officers are unable to resolve the matter directly, they may, by mutual agreement, utilize such dispute resolution methods, including mediation, as are mutually agreed. If no resolution is reached within fifteen (15) days following submission of such dispute to such officers, unless otherwise mutually agreed, the dispute shall be submitted to arbitration pursuant to Section 11.2.
     11.2 Arbitration Procedure. Any controversy or claim relating to, arising out of, or in any way connected to any provision of this Agreement shall be finally resolved by final and binding arbitration in accordance with this Section by a single arbitrator who is a former state or federal judge, to be conducted in California. Unless the parties agree otherwise, the arbitration shall be conducted by JAMS, or by any similar arbitration provider who can provide a former judge to conduct such arbitration if JAMS is no longer in existence. JAMS may order a change of venue upon a showing of good cause by respondent. Subject to the JAMS Appeal Procedure described in Section 11.3 below, the decision of the arbitrator shall be final, nonappealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitrator shall be bound by all rules relating to the admissibility of evidence, including without limitation, all relevant privileges and the attorney work product doctrine. Discovery shall be permitted in accordance with the rules and procedures of the forum state unless otherwise agreed to by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time. The arbitrator shall have the power to grant equitable relief where applicable under the law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this ARTICLE 11 shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, but subject to Section 10.2.1(a), either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect intellectual property rights or to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the process of the arbitration proceeding.
     11.3 Review. The decision of the arbitrator shall be subject to review only in accordance with the JAMS “Optional Appeal Procedure” in effect upon execution of this Agreement or any other comparable arbitration appeal procedure. The parties agree to submit any request for review in accordance with said procedure. The JAMS Appeal Panel appointed under said procedure will apply the same standard of review as the first-level appellate court in the jurisdiction where the arbitration was conducted would apply under similar circumstances.

The decision and award of the JAMS Appeal Panel (and the decision and award of the original arbitrator if there is no appeal pursuant to this Section 11.3) will be final for all purposes and binding upon the parties, and it may be entered in any court of competent jurisdiction.
ARTICLE 12
MISCELLANEOUS
     12.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Gen-Probe:	Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
Attention: President and
Chief Executive Officer

If to Novartis:	Novartis Vaccines and Diagnostics, Inc.
4560 Horton Street
Emeryville, California 94608
Attention: President, Diagnostics
     12.2 Force Majeure. In the event that a party is prevented or delayed from fulfilling or performing any of its obligations under this Agreement (other than an obligation to pay money) due to the occurrence of causes beyond the reasonable control of such party, including but not limited to fires, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party, then such party’s performance shall be excused, and the time for performance shall be extended, for the period of inability or delay due to such occurrence; provided, however, that such party shall have used its Commercially Reasonable Efforts to avoid such inability or delay, and such party shall have given prompt written notice to the other party of such occurrence. Nothing contained in this section shall limit Novartis’s right to manufacture or have manufactured any Product pursuant to the terms of this Agreement, provided always that in the event of a force majeure, Novartis and Gen-Probe shall apply all legally-available safety stocks to meet Novartis’s need before such right to manufacture or have manufactured shall accrue and further provided that Novartis shall not exercise such right in the event of a force majeure unless the Supervisory Board has met and discussed all available options and reasonably not been able to agree that re-establishment of production at a Gen-Probe facility is the most efficient alternative for maintaining continuity of production.

     12.3 Assignment.
          12.3.1 This Agreement may not be directly or indirectly assigned or otherwise transferred, nor, except as expressly provided hereunder, may any rights or obligations hereunder be assigned or transferred by either party (whether voluntarily, by operation of law or otherwise) without the consent of the other party which shall not be unreasonably withheld; provided, however, that, except as otherwise provided in Section 12.3.2 below, either party may, without such consent, assign or transfer this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets (including without limitation all of its assets relating to this Agreement), or in the event of its merger, consolidation, other Change in Control or similar transaction. Any permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. On any such assignment, the assignor shall be relieved of all obligations assigned hereunder, except those accrued prior to the date of assignment and except as provided in Section 12.3.2 below. Any purported assignment or transfer in violation of this Section 12.3 shall be void.
          12.3.2 Assignment by a party of its rights and obligations under this Agreement shall not relieve that party of its obligations under ARTICLE 7, ARTICLE 8, or ARTICLE 11. Assignment by a party of its rights and obligations under this Agreement shall not relieve it of its obligations under Section 3.2.1 or any then-existing restrictions on licensing of intellectual property pertaining to specific viruses or markers as to which such party became obligated, prior to such assignment, pursuant to the last sentence of Section 3.2.2 and if following such assignment such transferring party makes, uses or sells any nucleic acid probe-based assay for use in the Blood Screening Field for the detection or quantitation of any virus or marker subject to Section 3.2.1 or such licensing restrictions of Section 3.2.2, such use shall be considered as a “license” for purposes of Section 3.2.1 or such licensing restrictions of Section 3.2.2; however a license to the assignee pursuant to Section 12.3.1 shall not be considered a license for purposes of Section 3.2.1 or such licensing restrictions of Section 3.2.2.
          12.3.3 Gen-Probe hereby acknowledges that it has given its consent to Novartis’s assignment of its rights under this Agreement with respect to the Products for the Blood Screening Field to any transferee, other than the parties identified in this Section, provided that such transferee is reasonably capable of performing all of Novartis’s obligations in connection therewith and provided that such transferee receives a license from Novartis of the Novartis IP Rights as reasonably necessary to perform all obligations of Novartis in connection therewith. Novartis shall have no right to directly or indirectly assign or otherwise transfer its rights and obligations with respect to the Products (whether voluntarily, by operation of law or otherwise) to any of the following (or their respective Affiliates): Abbott Laboratories, Inc.; Roche Diagnostic Systems, Inc.; or Becton, Dickinson and Company. The rights granted in this Section 12.3.3 are personal to Novartis and shall not be assignable.
     12.4 Severability. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.
     12.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.
     12.6 Entire Agreement. Except as set forth herein, this Agreement contains the entire understanding of the parties with respect to the subject matter hereof as of the Effective Date. Nothing contained in this Section shall affect other agreements between the parties which are not directly related to the subject matter of this agreement.
          12.6.1 Except as set forth herein, as of the Effective Date, Gen-Probe and Novartis agree to prospectively terminate and hereby terminate (i) the 1998 Agreement, and (ii) all amendments, supplemental agreements, side letter agreements, settlement agreements and addenda relating thereto (together with the 1998 Agreement, the “Prior Agreements”), and further prospectively terminate and hereby discharge any and all executory obligations thereunder, regardless of whether the Prior Agreements provide that any such obligations shall survive termination. Gen-Probe and Novartis further agree that any and all action(s), cause(s) of action, suits, debts, liability, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent (“Claims”) accruing after the Effective Date, arising out of, based upon, or relating to this Agreement, and not expressly released by the Prior Agreements, shall be brought solely under the terms and conditions of this Agreement.
          12.6.2 Notwithstanding Section 12.6.1, the following agreements are not terminated and survive the execution of this Agreement and shall not be merged and integrated with this Agreement, provided that all references in the following agreements to the 1998 Agreement (or any other Prior Agreement) shall, mutatis mutandis, be deemed to be references to this Agreement:
(a) The Confidentiality and Joint Interest Agreement dated October 30, 2001;
(b) The Addendum for the Development of Special Software for the Tecan EVO Instrument, effective January 1, 2008;
(c) The Future Blood Screening Assay — Ultrio 2 Addendum, dated October 1, 2008;
(d) The Confidentiality and Joint Interest Agreement dated February 4, 2009;
(e) The Quality Agreement for Alliance Partnership, dated May 28, 2009;

(f) The Regulatory Affairs Roles and Responsibilities Agreement, dated May 2008; and
(g) The specific provisions of Amendment No. 11 to the 1998 Agreement which directly concern the Panther Instrument, which provisions shall survive until such time as the new product development addendum for the Panther Instrument is signed by the Parties.
          12.6.3 Gen-Probe and Novartis hereby agree that any and all Claims accruing prior to the Effective Date and arising out of, based upon, or relating to the Prior Agreements (whether discovered prior to or after the Effective Date of this Agreement), shall survive the execution of this Agreement and shall be brought under the terms and conditions of the Prior Agreements.
          12.6.4 Notwithstanding Section 12.6.1, the execution of this Agreement shall in no way affect any rights and obligations under the Prior Agreements with respect to the Clinical Diagnostic Assays, Clinical Diagnostic Instruments, and the Clinical Diagnostic Field (as such terms are defined in the 1998 Agreement), which rights and obligations shall be wholly unaffected by this Agreement, as between Gen-Probe and Bayer Corporation (as the successor to such rights and obligations).
     12.7 Amendment. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.
     12.8 Expenses and Attorney’s Fees. The prevailing party in any dispute between the parties which is the subject of arbitration or litigation shall be entitled to recover the expenses reasonably incurred in connection with such arbitration or litigation, including reasonable attorney’s fees. The amount of such expenses and fees due the prevailing party shall be subject to the arbitration provisions of ARTICLE 11.
     12.9 Independent Contractors. It is expressly agreed that Gen-Probe and Novartis shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Gen-Probe nor Novartis shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.
     12.10 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.
     12.11 Drafting Party. The provisions of this Agreement, and the documents and instruments referred to in the Agreement, have been prepared, examined, negotiated and revised by each party and their respective lawyers, and no implication will be drawn and no provision will be construed against any party by virtue of the purported identity of the drafter of this Agreement, or any portion of this Agreement.

     12.12 Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party.
     12.13 Affiliates. The rights and obligations of Novartis under this Agreement shall apply to Novartis’s Affiliates, and the rights and obligations of Gen-Probe under this Agreement shall apply to Gen-Probe’s Affiliates, provided that Novartis and Gen-Probe shall be fully responsible for the performance by their respective Affiliates of their respective obligations under this Agreement.
     12.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GEN-PROBE INCORPORATED		NOVARTIS VACCINES AND DIAGNOSTICS, INC.

By	/s/ Carl W. Hull	By	/s/ Peter Maag

	Carl W. Hull		Peter Maag
	President & CEO		President, Diagnostics
	July 24, 2009		July 24, 2009

Schedule 1.51
Transcription-Based Amplification Versions
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Schedule 3.1.6
Licensed Manufacturers
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Schedule 5.3.1(a)
Labeling Requirements
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Schedule 5.3.3
Sample Purchase Order
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Schedule 6.1.2(e)
Reimbursement of Development Costs for FEP and RAS Components of eSAS2 Instrument
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Schedule 8.1.6(e)
Novartis Corporation Core Technologies
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Schedule 8.7
Gen-Probe Incorporated Core Technologies
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Schedule 8.9
Additional Clauses Relating to the Stanford Agreement and the Teknika Agreement
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